                            STOCK PURCHASE AGREEMENT

                          Dated as of January 21, 1997

                                     Between

                               FARMERS GROUP, INC.

                                       and

                      GREAT SOUTHERN LIFE INSURANCE COMPANY

                           With Respect to all of the

                          Outstanding Capital Stock of

                      THE OHIO STATE LIFE INSURANCE COMPANY

                                       and

                    INVESTORS GUARANTY LIFE INSURANCE COMPANY

                                TABLE OF CONTENTS

                                TABLE OF CONTENTS

                                      Page

                                    ARTICLE I
                                   DEFINITIONS

  1.1     Definitions..............................................          1

                                   ARTICLE II
                           SALE OF SHARES AND CLOSING

  2.1     Purchase and Sale ........................................        10
  2.2     Consideration ............................................        10
  2.3     Closing ..................................................        12

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

   3.1       Organization of Seller .................................       13
   3.2       Authority of Seller ....................................       13
   3.3       Organization of the Companies ..........................       14
   3.4       Capital Stock ..........................................       14
   3.5       Subsidiaries ...........................................       14
   3.6       Conflicts or Violations ................................       14
   3.7       SAP Statements .........................................       15
   3.8       GAAP Statements ........................................       16
   3.9       Reserves ...............................................       16
   3.10      Absence of Changes .....................................       17
   3.11      Taxes ..................................................       18
   3.12      Litigation..............................................       18
   3.13      Compliance With Laws ...................................       18
   3.14      Benefit Plans and Employee Matters......................       18
   3.15      Properties..............................................       19
   3.16      Contracts...............................................       19
   3.17      Licenses and Permits ...................................       21
   3.18      Operations Insurance ...................................       21
   3.19      Intercompany Liabilities ...............................       21
   3.20      Bank Accounts ..........................................       22
   3.21      Brokers ................................................       22

   3.22    Environmental...............................................       22
   3.23    Insurance and Annuity Business .............................       23
   3.24    Agents......................................................       24
   3.25    Actuarial Information ......................................       25
   3.26    Conduct of Business.........................................       25

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

  4.1       Organization of the Purchaser .......................         25
  4.2       Authority of Purchaser ..............................         26
  4.3       Conflicts or Violations .............................         26
  4.4       Litigation. 27
  4.5       Purchase for Investment .............................         27
  4.6       Brokers .............................................         27
  4.7       Financial Capacity ..................................         27

                                    ARTICLE V
                             COVENANTS OF THE SELLER

  5.1       Regulatory and Other Approvals..........................        27
  5.2       HSR Filings.............................................        28
  5.3       Investigation by the Purchaser .........................        28
  5.4       Conduct of Business ....................................        28
  5.5       Financial Statements ...................................        30
  5.6       Intercompany Liabilities ...............................        30
  5.7       Resignations of Directors ..............................        31
  5.8       Books and Records ......................................        31
  5.9       Notice and Cure ........................................        31
  5.10      Employee Matters .......................................        31
  5.11      Trademark Agreements ...................................        32
  5.12      Intercompany Lease .....................................        32
  5.13      Intentionally Omitted...................................        32
  5.14      Pension Reserve.........................................        32
  5.15      No Churning.............................................        33
  5.16      Transition Services.....................................        33
  5.17      Purchase of Certain Assets..............................        33
  5.18      Assumption of Certain Litigation Matters................        33

                                   ARTICLE VI
                           COVENANTS OF THE PURCHASER

  6.1         Regulatory Approvals ............................           34
  6.2         HSR Filings......................................           34
  6.3         Non-Solicitation ................................           34
  6.4         Notice and Cure .................................           35
  6.5         Intercompany Liabilities ........................           35
  6.6         Employees........................................           35
  6.7         Confidentiality .................................           37
  6.8         Cooperation......................................           37

                                   ARTICLE VII
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

  7.1       Representations and Warranties ......................         38
  7.2       Performance..........................................         38
  7.3       Officer's Certificates ..............................         38
  7.4       HSR Act Approval ....................................         38
  7.5       No Injunction .......................................         38
  7.6       No Proceeding or Litigation .........................         38
  7.7       Consents, Authorizations, etc .......................         39
  7.8       No Adverse Change ...................................         39
  7.9       Opinions of Counsel .................................         39

                                  ARTICLE VIII
                     CONDITIONS TO OBLIGATIONS OF THE SELLER

  8.1       Representations and Warranties ......................         40
  8.2       Performance..........................................         40
  8.3       Officer's Certificates ..............................         40
  8.4       HSR Act Approval ....................................         40
  8.5       No Injunction .......................................         40
  8.6       No Proceeding or Litigation .........................         40
  8.7       Consents, Authorizations, etc .......................         41
  8.8       Opinion of Counsel ..................................         41

                                   ARTICLE IX
                        SURVIVAL OF PROVISIONS; REMEDIES

  9.1       Survival ...............................................        41
  9.2       Available Remedies .....................................        42

                                    ARTICLE X
                                 INDEMNIFICATION

  10.1       Tax Indemnification and Other Tax Matters ..............       42
  10.2       Other Indemnification ..................................       46
  10.3       Method of Asserting Claims .............................       47
  10.4       After-Tax Damages; Refunds .............................       49
  10.5       Claims Limitation ......................................       49

                                   ARTICLE XI
                                   TERMINATION

  11.1       Termination ............................................       50
  11.2       Effect of Termination ..................................       51

                                   ARTICLE XII
                                     NOTICES

  12.1        Notices ................................................     51

                                  ARTICLE XIII
                                  MISCELLANEOUS

   13.1       Entire Agreement ..................................         53
   13.2       Expenses ..........................................         53
   13.3       Public Announcements ..............................         53
   13.4       Confidentiality ...................................         53
   13.5       Further Assurances ................................         53
   13.6       Waiver ............................................         54
   13.7       Amendment..........................................         54
   13.8       Counterparts ......................................         54
   13.9       No Third Party Beneficiaries ......................         54
   13.10      Governing Law .....................................         55
   13.11      Binding Effect ....................................         55
   13.12      Assignment Limited ................................         55

   13.13        Headings, Gender, etc .........................           55
   13.14        Severability ..................................           55

                                  EXHIBIT LIST

       Exhibit A -- Form of Trademark Assignment Agreement

       Exhibit B -- Form of Intercompany Lease

       Exhibit C -- Intentionally Omitted

       Exhibit D -- Transition Services Agreement

       Exhibit E -- Opinion of Seller's Counsel

       Exhibit F -- Opinion of Purchaser's Counsel

       Exhibit G -- Description of OSL Building

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of January 21, 1997, by and between Farmers Group, Inc., a Nevada corporation (the "Seller"), and Great Southern Life Insurance Company, a Texas corporation (the "Purchaser").


                                    RECITALS

                  WHEREAS, the Seller owns all of the issued and outstanding capital stock of each of The Ohio State Life Insurance Company, an Ohio corporation ("OSL"), and Investors Guaranty Life Insurance Company, a California corporation ("IGL" and, together with OSL, the "Companies"); and

                  WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of the Companies upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consider ation, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. The capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:

        "Actual Net Income" shall mean, with respect to either or both of the Companies, an amount equal to (i) the net gain from operations, calculated in the same manner as line 31, page 4 of each Company's 1995 Annual Statement, for the period from and including October 1, 1996 to and including the Closing Date, based on a closing of the books of the Company or the Companies, as the case may be, as of the close of business on the Closing Date and calculated in accordance with SAP on an after-tax basis, which, for this purpose, shall include any gain or loss on the transactions specified in Section 5.14, minus (ii) any payments made or required to be made by the Company or the Companies, as the case may be, in connection with

Taxes attributable to the period from and including October 1, 1996 to and including the Closing Date, but only to the extent the Taxes to which such payments relate have not already been taken into account as a deduction in computing the amount described in clause (i) above, plus (or minus) (iii) that portion of net realized capital gains (or losses) calculated in the same manner as line 32, page 4 of each Company's 1995 Annual Statement that is attributable to the increase (or decrease) in market value of the Transferred Assets from October 1, 1996 to the Closing Date; provided, however, that the computation of Actual Net Income shall not take into account the excluded Taxes referred to in the second sentence of Section 10.1(c).

        "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

        "Agent" shall mean any current or former insurance agent, general agent, managing general agent, broker, or other similarly situated person with respect to either Company or of any organization with which either Company has or had a marketing relationship.

        "Annual Statement" shall mean any annual statement of a Company filed with or submitted to the insurance regulatory authorities of the state in which such Company is domiciled on a form or forms prescribed or permitted by such authorities.

        "Assigned Trademarks" shall mean the Seller's Assigned Trademarks and the Companies' Assigned Trademarks.

        "Assumed Litigation Matters" shall have the meaning ascribed thereto in Section 5.18.

        "Audit" shall mean any audit, assessment of Taxes, or other examination by any Tax Authority, or any judicial or administrative proceeding or appeal of such proceeding relating to Taxes.

        "Benefit Plans" shall mean all Employee Pension Benefit Plans, all Employee Welfare Benefit Plans, all stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, and other stock plans (whether qualified or non-qualified), and all other pension, welfare, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health, or other and whether key man, group, workers compensation, or other), profit sharing, disability, thrift, day care, legal services, leave of absence, vacation, sick leave, layoff, and supplemental or excess benefit plans, and all other written or unwritten benefit contracts, group or individual arrangements, or procedures having the effect of a plan, whether or not more than one person is covered, in each case, existing on or before the Closing Date, under which the Seller or either of the Companies is or may hereafter become obligated in any manner as an employer or obligated to any current or former Agent (including without limitation obligations to make contributions or other payments).

        "Business" shall have the meaning ascribed to it in Section 3.23. . "Business Day" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in California are authorized or obligated to close under the laws of California.

        "Claim Notice" shall mean written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to Section 10.3(a) hereof, enclosing a copy of all papers served, if any.

        "Closing" shall mean the closing of the sale and purchase of the Shares, as provided in Section 2.3 hereof.

        "Closing Date" shall mean the second Business Day after the satisfaction or waiver of all of the conditions to the obligations of the parties set forth in Articles VII, and VIII hereof, or such other date as the Purchaser and the Seller may mutually agree upon in writing.

        "Closing Date Unrealized Gain" shall mean (i) the market value of the Portfolio Stocks as of the Closing Date (which shall be equal to the price paid for the Portfolio Stocks pursuant to Section 5.17), minus (ii) the Companies' original cost of the Portfolio Stocks.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "commercially reasonable efforts" or "commercially reasonable steps," when used with respect to any party, shall mean the reasonable efforts of such party without the requirement that such party incur any unanticipated (as of the date hereof) out-of-pocket expenses, including the making of any capital contribution, or incur any other unanticipated (as of the date hereof) burden or commence or pursue litigation in any action, suit or proceeding, whether administrative, civil or criminal.

        "Companies" shall mean OSL and IGL.

        "Companies' Assigned Trademarks" shall have the meaning ascribed to it in Section 5.11.

        "Company" shall mean any one of the Companies.

        "Company Benefit Plans" shall mean all Benefit Plans other than Seller Benefit Plans.

        "Company Liabilities" shall have the meaning ascribed to it in Section 5.6(a).

        "Confidentiality Agreement" shall mean the letter agreement, dated October 2, 1996, by and between the Seller and the Purchaser.

        "Consideration" shall have the meaning ascribed to it in Section
2.2(a).

        "Consideration Adjustment" shall have the meaning ascribed to it in
Section 2.2(b).

        "Consideration Adjustment Payment Date" shall have the meaning ascribed to it in Section 2.2(d).

        "Consideration Adjustment Statement" shall have the meaning ascribed to it in Section 2.2(b).

        "Control" (and its derivative terms "Controlled," "Controls," etc.) shall mean the power and right to direct the management and policies of another Person, whether by ownership of voting securities, the ability to elect a majority of the board of directors or other managing board or committee, management contract, or otherwise.

"Damages"  shall  mean any and all costs,  damages,  liabilities,  fines,
fees,   penalties, interest obligations,  deficiencies,  losses, and expenses
(including without  limitation  punitive,  treble, or other exemplary or
extra-contractual damages,   amounts  paid  in  settlement,   interest,   court
costs, costs of investigation, reasonable fees and expenses of attorneys, accountants, actuaries, and other experts, and other reasonable expenses of litigation or of any claim, default, or assessment).

        "Disclosure Schedule" shall mean the Disclosure Schedule attached hereto.

        "Employee Pension Benefit Plan" shall mean each employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, which is or was in existence on or before the Closing Date, and to which the Seller or either of the Companies is or would hereafter become obligated in any manner as an employer, including any similar plan covering any current or former Agent.

        "Employee Welfare Benefit Plan" shall mean each employee welfare benefit plan (whether or not insured), as defined in Section 3(1) of ERISA, which is or was in existence on or before the Closing Date, and to which the Seller or either of the Companies is or would hereafter become obligated in any manner as an employer, including any similar plan covering any current or former Agent.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" shall mean any Person under common control or a member of a controlled group of corporations (as defined in Sections 414(b) and (c) of the Code) with the Seller, the Companies or any of their subsidiaries.

        "Estimated Net Income" shall mean an amount equal to the Seller's good faith estimate, as certified by the Seller's Chief Financial Officer on the Closing Date, of the Companies' Actual Net Income.

        "Existing Product" shall have the meaning ascribed thereto in Section 3.23.

        "Existing Product Holders" shall have the meaning ascribed thereto in Section 3.23.

        "Existing Product Item" shall mean any failure of an Existing Product to be accorded treatment under the Code that is no less favorable than the tax treatment under the Code for which such Existing Product was intended to qualify at the time of its issuance, other than as a result of
(i) changes to the Code which are effective after the Closing Date or (ii) a ctions undertaken by, or omissions of, an Existing Product Holder that are contrary to the provisions of an Existing Product.

        "Filing Date" shall have the meaning ascribed to it in Section 2.2(b).

        "Financial Statements" shall mean the SAP Statements and the GAAP Statements.

        "Form 8023 Package" shall have the meaning ascribed to it in Section 10.1(g).

        "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

        "GAAP Statements" shall mean the financial statements of the Companies delivered to the Purchaser pursuant to Section 3.8.

        "Governmental Authority" shall mean any government or any agency, bureau, board, commission, court, department,official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        "Hazardous Materials" shall mean any hazardous or toxic substances, material or waste that is regulated by any federal authority or by any state or local governmen tal authority where the substance, material or waste is located.

        "HSR Act" shall mean Section 7A of the Clayton Act (Title II of the Hart- Scott-Rodino Antitrust Improvements Act of 1976), as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

        "IGL" shall mean Investors Guaranty Life Insurance Company, a California corporation.

        "IGL Shares" shall have the meaning ascribed to it in Section 3.4.

        "Indemnified Party" shall mean a Person claiming indemnification under
Article X hereof.

        "Indemnifying Party" shall mean a Person against whom claims of indem nification are being asserted under Article X hereof.

        "Indemnity Notice" shall have the meaning ascribed to it in Section 10.3(c) hereof.

        "Intercompany Lease" shall have the meaning ascribed to it in Section 5.12.

        "Intercompany Liability Statement" shall have the meaning ascribed to it in Section 5.6 hereof.

        "Inter-Party Claim" shall have the meaning ascribed to it in Section 10.3(c).

        "IRS" shall mean the United States Internal Revenue Service or any successor agency.

        "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, rights of others or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing, in each case, other than Permitted Encumbrances.

        "Material Adverse Effect" shall mean a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller or the Purchaser to perform its obligations under this Agreement, or on the business or condition of the Companies, taken together.

        "Mediator" shall have the meaning ascribed to it in Section 2.2(c) hereof.

        "NAIC" shall mean the National Association of Insurance Commissioners.

        "Order" shall mean any decree, injunction, judgment, order, ruling, assessment or writ.

        "OSL" shall mean The Ohio State Life Insurance Company, an Ohio corporation.

        "OSL Building" shall mean the property described on Exhibit G.

        "OSL Shares" shall have the meaning ascribed to it in Section 3.4.

        "Permitted Encumbrances" shall mean the following: (i) Liens for Taxes or assessments or other governmental charges or levies (a) that are not yet delinquent, or (b) that are being contested in good faith and have been adequately reserved for; (ii) pledges or deposits of the type reflected in the Companies' 1995 Annual Statements on the Schedule of Special Deposits; (iii) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing obligations aggregating not in excess of $200,000 at any time outstanding, not yet due and payable; and (iv) zoning
restrictions,   easements,   licenses,   or  other restrictions on the use of
real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.

        "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association,
court, tribunal, agency,  government,  department,   commission,
self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organiza tion.

        "Portfolio Stocks" shall mean the Companies' common and preferred stocks.

        "Pre-Closing Straddle Period" shall mean with respect to any taxable period that commences prior to the Closing Date, but ends on or after the Closing Date, the portion of the taxable period that commences on the first day of such taxable period and continues up to and including the Closing Date.

        "Purchaser" shall mean Great Southern Life Insurance Company, a Texas corporation.

        "Quarterly Statement" shall mean any quarterly statement of a Company filed with or submitted to the insurance regulatory authorities of the state in which such Company is domiciled on a form or forms prescribed or permitted by such authorities.

        "Representative" shall mean, with respect to any Person, any director,
officer, employee,  agent,  advisor,  counsel,  accountant,   actuary,  lender
or other representative of such Person or of any Affiliate of such Person or any Representative of any of the foregoing.

        "Reserve Liabilities" shall have the meaning ascribed to it in Section 3.9.

        "Resolution Accountant" shall have the meaning ascribed to it in
Section 10.1(g) hereof.

        "SAP" shall mean, with respect to any Company (or its SAP Statements), the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authorities of the state in which such Company is domiciled, consistently applied throughout the specified period and in the immediately prior comparable period.

        "SAP Statements" shall mean the Annual Statements, the Quarterly Statements, and other financial statements and presentations of the Companies delivered to the Purchaser pursuant to Section 3.7 or Section 5.5 hereof.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Seller" shall mean Farmers Group, Inc., a Nevada corporation.

        "Seller Benefit Plans" shall mean the Benefit Plans set forth in
Section 3.14 of the Disclosure Schedule under the heading "Seller Benefit
Plans."

        "Seller Liabilities" shall have the meaning ascribed to it in Section 5.6(a).

        "Seller's Assigned Trademarks" shall have the meaning ascribed to it in
Section 5.11.

        "Seller's Notice of Objection" shall have the meaning ascribed to it in
Section 2.2(c).

        "Services Agreement" shall have the meaning ascribed to it in Section 5.16.

        "Shares" shall have the meaning ascribed to it in Section 3.4.

        "subsidiary" shall mean, with respect to any Person, any corporation with respect to which such Person, directly or indirectly through one or more subsidiaries, owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors.

        "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes, assessments, and governmental charges (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto.

        "Tax Authority" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

        "Tax Claim" shall have the meaning ascribed to it in Section 10.1(h) hereof.

        "Tax Returns" shall mean returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return required to be supplied to a taxing authority in respect of or relating to Taxes.

        "Tax Sharing Agreement" shall mean the Tax Sharing Agreement among the Seller and its subsidiaries provided to the Purchaser under cover of a letter, dated the date hereof from the Seller to the Purchaser.

        "Third Party Claim" shall have the meaning ascribed to it in Section 10.3(a).

        "Trademark Agreement" shall have the meaning ascribed to it in Section 5.11.

        "Transferred Assets" shall have the meaning ascribed to it in Section 5.17.

        "WARN Act" shall have the meaning ascribed to it in Section 6.6.


                                   ARTICLE II
                           SALE OF SHARES AND CLOSING

         2.1 Purchase and Sale. The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares at the Closing upon the terms and subject to the conditions set forth in this Agreement.

         2.2    Consideration.

                (a) The consideration for the OSL Shares and the IGL Shares (the "Consideration") shall be the sum of (i) $330,085,815, plus (ii) an amount equal to the Companies' Actual Net Income. The Consideration (calculated for such purpose by assuming that the Companies' Actual Net Income is equal to the Estimated Net

Income), less the amount of any payments made by the Purchaser in respect thereof concurrently with the execution of this Agreement (and any accrued interest thereon), shall be payable by the Purchaser at the Closing by wire transfer in immediately avail able federal funds to such bank and account as the Seller may specify at least one Business Day prior to the Closing Date.

                (b) The Consideration shall be adjusted after the Closing Date as follows: (i) if the Companies' Actual Net Income exceeds the Estimated Net Income, the Purchaser shall pay the Seller an amount equal to such excess; (ii) if the Estimated Net Income exceeds the Companies' Actual Net Income, the Seller shall pay the Purchaser an amount equal to such excess; (iii) if the Closing Date Unrealized Gain is greater than $13,133,646, then the Purchaser shall pay the Seller an amount equal to the difference; and (iv) if the Closing Date Unrealized Gain is less than $13,133,646, then the Seller shall pay the Purchaser an amount equal to the difference; in each case, together with interest thereon at an annual rate of 8%, accruing from the Closing Date to and including the date of payment (collectively, the "Consideration Adjustment"). The Purchaser shall calculate the Companies' Actual Net Income and, as soon as reasonably practicable, but in any event no later than the date (the "Filing Date") on which both of the Companies have first filed with the insurance regulatory authorities of the State of Ohio (in the case of OSL) and the State of California (in the case of IGL) an Annual Statement or Quarterly Statement that includes financial statements for a period that includes the Closing Date, the Purchaser shall deliver to the Seller a statement (the "Consideration Adjustment Statement") setting forth the Companies' Actual Net Income and the difference between the Companies' Actual Net Income and the Estimated Net Income, if any. After delivery of the Consideration Adjustment Statement, the Purchaser shall, and shall cause the Companies to, provide the Seller with reasonable access to the Companies' books and records sufficient to permit the Seller to verify the Companies' Actual Net Income.

                (c) In the event that the Seller believes that the Purchaser's calculation of the Companies' Actual Net Income is incorrect, the Seller shall have the right to challenge such determination in good faith by giving notice of its objection in writing to the Purchaser within ten Business Days following delivery of the Consideration Adjustment Statement, setting forth in reasonable detail the basis for such objection and the Seller's calculation of the Companies' Actual Net Income (the "Seller's Notice of Objection"). In the event that the Seller and the Purchaser are unable to agree on the resolution of such disagreement within ten Business Days following delivery of the Seller's Notice of Objection to the Purchaser, the Seller and the Purchaser shall resolve such disagreement in accordance with the following procedures. The Purchaser and the Seller shall each select an independent certified public accountant within ten Business Days after delivery of the Seller's Notice of Objection for the purpose of selecting a third independent certified public accountant with a regional or national accounting practice in the life insurance industry (the "Mediator"). Such accountants shall mutually select the Mediator and give a written notice to the Purchaser and the Seller identifying the Mediator, including a written acceptance of such appointment from the Mediator, within twenty Business Days after delivery of the Seller's Notice of Objection. The Mediator shall not have performed services for either the Purchaser or the Seller within the preceding three years and shall not have testified in any dispute in which either the Purchaser or the Seller was involved as a party;
provided that the Purchaser and the Seller may waive such restriction in writing if they mutually agree to such waiver. The Purchaser shall promptly deliver to the Mediator the Consideration Adjustment Statement, and the Seller shall promptly deliver to the Mediator the Seller's Notice of Objection. The Mediator shall review the Consideration Adjustment Statement and the Seller's Notice of Objection, and each party shall submit to the Mediator all information reasonably requested by the Mediator to enable the Mediator to independently resolve the issue which is the subject of the objection by the Seller. The Mediator shall make its own determination of the Companies' Actual Net Income, which may not be greater than the Purchaser's calculation thereof and may not be less than the Seller's calculation thereof. The Mediator shall issue a written report of its determination in reasonable detail and shall deliver a copy of such report to the Seller and the Purchaser within twenty Business Days following the Mediator's receipt of the Seller's Notice of Objection. The determination made by the Mediator shall be final and binding and may be enforced by any court having jurisdiction. The costs of the Mediator's determination shall be borne by the parties as determined by the Mediator to be fair, just and equitable. Each party shall bear all costs associated with its own appointed independent certified public accountant.

                (d) The Consideration Adjustment, if any, shall be payable by the Purchaser or the Seller, as the case may be, within 10 Business Days after the final determination of the Consideration Adjustment as provided above (the "Consideration Adjustment Payment Date"). Such payment shall be made by wire transfer in immediately available federal funds to such bank and account as the party entitled to receive such Consideration Adjustment payment may specify by written notice received by the party obligated to make such Consideration Adjustment payment at least one Business Day prior to the Consideration Adjustment Payment Date.

         2.3 Closing. Subject to the provisions of this Agreement, the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California, at 10:00 a.m., local time, on the Closing Date. At the Closing, the Seller shall assign and transfer to the Purchaser good and valid title, and all other rights and interests, in and to the Shares, free and clear of all Liens. To effect such assignment and transfer, the Seller shall deliver or cause to be delivered to the Purchaser certificates representing all of the Shares, accompanied by duly executed blank stock powers or (at the request of the Purchaser) endorsed in blank for transfer. The Seller shall execute and deliver to the Purchaser the Shares and such documents and instruments as are required of the Seller under the terms and provisions of this Agreement. All such certificates, stock powers, documents, and instruments shall be in form and content reasonably satisfactory to the Purchaser. The Purchaser shall pay the Consideration and deliver such documents and instruments as are required of the Purchaser under the terms and provisions of this Agreement. All such documents and instruments shall be in form and content reasonably satisfactory to the Seller.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser as follows:

         3.1 Organization of Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations under this Agreement. The Seller is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is required to be so licensed, qualified or admitted to do business by the laws thereof, except such as would not have a Material Adverse Effect.

         3.2 Authority of Seller. The execution and delivery of this Agreement, the Trademark Agreement, the Intercompany Lease and the Services Agreement by the Seller and the performance by the Seller of its obligations under such agreements are within Seller's corporate powers and have been duly and validly authorized by all necessary corporate action on the part of the Seller. Each such agreement constitutes a valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except to the extent that enforcement hereof may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

         3.3    Organization  of the  Companies.  Each of the  Companies  is
(i) a corporation duly organized as a life insurance corporation, validly existing, and in good standing under the laws of the State of Ohio (in the case of OSL) or the State of California (in the case of IGL) and (ii) has all corporate powers required to carry on its business as now conducted. Each of the Companies is duly licensed, qualified or admitted to do business as an insurer and is in good standing in all jurisdictions in which it is required to be so licensed, qualified or admitted to do business by the laws thereof, except such as would not have a Material Adverse Effect.

         3.4 Capital Stock. The authorized capital stock of OSL consists solely of 3,000,000 shares of common stock, par value $1.00 per share, of which 1,997,990 shares are issued and outstanding (the "OSL Shares"). The authorized capital stock of IGL consists solely of 8,500,000 shares of common stock, par value $2.00 per share, of which 750,000 shares are issued and outstanding (the "IGL Shares" and, together with the OSL Shares, the "Shares"). The Shares have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Seller, free and clear of all Liens, except as disclosed in the Disclosure Schedule, which Liens shall be released at or prior to the Closing. Except as provided by this Agreement or as disclosed in the Disclosure Schedule, there are no outstanding obligations, securities, options, contracts or other rights that give any Person the right to purchase or acquire any shares of capital stock of the Companies (or any other interest therein).

         3.5    Subsidiaries.  Neither of the Companies has any subsidiaries.

         3.6 Conflicts or Violations. Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby, nor the perfor mance by the Seller of its obligations hereunder will:

                (a) subject to obtaining the approvals, authorizations and clearances, and making the filings, contemplated by Sections 5.1, 5.2, 6.1 and 6.2 hereof prior to the Closing Date, violate any term or provision of any law or any writ, judgment, decree, injunction, or similar order applicable to the Seller or either of the Companies or require any action by or in respect of, or filing with any governmental body, agency or official on the part of the Seller;

                (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Seller or either of the Companies; or

                (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Lien under, any contract to which either of the Companies or the Seller is a party or by which any of their assets or properties may be bound;

except, in each case, such as would not have a Material Adverse Effect; provided, however, that to the extent that the accuracy of the representations contained in paragraphs (a) and (c) of this Section 3.6 is affected by the decision of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S. Ct. 517 (1993), such representations are made to the knowledge of the Seller.

         3.7 SAP Statements. The Seller has previously delivered to the Purchaser true and complete copies of the following SAP Statements:

                (a) an Annual Statement of each of the Companies for each of the years ended December 31, 1993, 1994 and 1995 (and the notes, exhibits and schedules relating thereto and any affirmations and certifications filed therewith);

                (b) audited statements of admitted assets, liabilities, and capital and surplus (statutory basis) of each of the Companies as of December 31, 1993, 1994 and 1995, and the related summaries of operations, statements of capital and surplus and cash flow (statutory basis) for the years then ended, together with the notes related thereto; and

                (c) a Quarterly Statement of each of the Companies for the nine- month period ended September 30, 1996 (and the exhibits and schedules relating thereto).

Each such Annual Statement and Quarterly Statement complied in all material respects with all applicable laws when so filed and was timely filed with all required insurance regulatory authorities. No deficiencies, other than as set forth in the Disclosure Schedule, have been asserted or are otherwise known by the Seller with respect thereto. Each of the SAP Statements (and the exhibits and schedules relating thereto), including, without limitation, each statement of assets, liabilities, surplus and other funds (statutory basis) and each of the summaries of operations, statements of capital and surplus and cash flow (statutory basis) contained in the SAP Statements, was prepared in accordance with SAP applied on a consistent basis (except for changes, if any, disclosed therein) and is complete in all material respects, and each such Annual Statement and Quarterly Statement fairly presents (in accordance with SAP) the financial condition of the Company to which it relates as of the date thereof, or its results of operations or cash flows, as the case may be, for and during the period covered thereby.

         3.8 GAAP Statements. The Seller has previously delivered to the Purchaser the following GAAP Statements:

                (a) an audited balance sheet of each of the Companies as of Decem ber 31, 1993, 1994 and 1995, and the related audited statements of operations, shareholders' equity, and cash flow for the years then ended, together with the notes related thereto; and

                (b) an unaudited  balance sheet of each of the Companies as of
September  30,  1996,  and  the  related  unaudited   statement  of  income  and
shareholders' equity for the period then ended.

Each such GAAP Statement (and, in the case of the audited GAAP Statements, the notes relating thereto) was prepared in accordance with GAAP applied on a consistent basis (except for changes, if any, disclosed therein), and fairly presents (in accordance with GAAP) the financial position of the Company to which it relates as of the date thereof or the related results of operations, shareholder's equity or cash flow (if included in such GAAP Statements) of the Company to which it relates for and during the period covered thereby.

         3.9 Reserves. Except as disclosed in the Disclosure Schedule, all reserves and other liabilities with respect to insurance and annuities and for claims and benefits incurred but not reported ("Reserve Liabilities"), as established or reflected in the SAP Statements of each of
the  Companies,  have   been determined in accordance with generally  accepted
actuarial standards (as adopted by the Actuarial Standards Board and the NAIC, including but not limited to Actuarial Guidelines as found in the Financial Condition Examiners Handbook) consistently applied, are fairly stated in accordance with sound actuarial principles, are based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance and annuity contracts and in the related reinsurance, coinsurance and other similar contracts, meet the requirements of the insurance laws and regulations of the State of Ohio (in the case of OSL) or the State of California (in the case of IGL), and are at least as great as the minimum aggregate amounts required for the conduct of business in any other states in which it is licensed, and adequate provision for all such Reserve Liabilities has been made (in accordance with SAP). Each of the Companies owns assets that qualify as admitted assets under applicable laws in an amount at least equal to such Company's Reserve Liabilities.

         3.10 Absence of Changes. Except as disclosed in the Disclosure Schedule or in the Financial Statements, or as contemplated in this Agreement, since December 31, 1995, (a) there has not been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss, whether or not covered by insurance),
condition,  or  state of facts of any   character that, individually or in the
aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (b) the Companies have operated only in the ordinary course of business consistent with past practice, and (c) without limiting the generality of the foregoing, neither of the Companies has:

                        (i)    declared,   set  aside  or  paid  any  dividend
or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired any of its capital stock;

                        (ii) created any Lien on or in any of its assets or properties or assumed any Lien with respect to any of its assets or properties, which Lien relates to liabilities that, individually or in the aggregate, exceed $200,000;

                        (iii) incurred any liability for borrowed money that, individu ally or in the aggregate, exceeds $200,000;


                        (iv) suffered any damage, destruction or loss (whether or not covered by insurance) affecting any of its assets or properties, which damage, destruction or loss, individually or in the aggregate, exceeds $200,000;

                        (v) suffered the termination or lapse of, or otherwise failed to preserve, any material license or permit;

                        (vi)    amended its Articles of Incorporation or Bylaws;

                        (vii) entered into, amended or terminated any reinsurance, coinsurance or other similar contract; or

                      (viii) entered into any contract or agreement to take any of the actions set forth in paragraphs (i) through (vii) of this Section 3.10.

       3.11  Taxes. Except as disclosed in the Disclosure Schedule:

             (a) all Federal and state income Tax Returns and other material income Tax Returns required to be filed by or on behalf of OSL and IGL have been filed, and all such returns are true, complete and correct in all material respects;

             (b) there are no Liens in respect of Taxes upon the properties of OSL and IGL, except for Liens in respect of property Taxes not yet delinquent; and

             (c) neither OSL nor IGL is a party to, is bound by, or has any obligation under any tax sharing contract, other than the Tax Sharing Agreement.

       3.12 Litigation. Except as disclosed in the Disclosure Schedule, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Seller, threatened, against the Seller or the Companies that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

       3.13 Compliance With Laws. Except as disclosed in the Disclosure Schedule, neither of the Companies is in violation of any law or any writ, judgment, decree, injunction or similar order applicable to it, except such as would not reasonably be expected to have a Material Adverse Effect.

        3.14 Benefit Plans and Employee Matters. The Disclosure Schedule sets forth under the headings "Seller Benefit Plans" and "Company Benefit Plans" a complete and correct list of all Seller Benefit Plans and Company Benefit Plans, respectively, copies of which, including all amendments, summary plan descriptions and any other written summaries or communications relating thereto, have been made available to the Purchaser. Each of the Benefit Plans has been administered in accordance with its terms and with all applicable material provisions of ERISA, the Code and other applicable Federal and state laws. Except as disclosed in the Disclosure Schedule, neither of the Companies
(a) has any liability under or in connection with any past or present Benefit Plan maintained by, or contributed to by or on behalf of, the Seller or the Companies that has not been, and will not have been as of the Closing, paid or assumed by the Seller or an ERISA Affiliate of the Seller (other than the Companies) which exceeds $100,000 in the aggregate, or (b) has any liability direct or indirect to any employees or Agents of the Seller or any employees or Agents of any Affiliate of the Seller (other than the Companies).

Neither of the Companies is a party to or bound by any collective bargaining or similar labor contract.

         3.15 Properties. Except for the Transferred Assets, and as disclosed in the Disclosure Schedule:

                  (a) each of the Companies has good, valid and marketable title in fee simple to, or has a valid leasehold interest in, free and clear of all Liens, all real property currently used in the conduct of its business and operations;

                  (b) each of the Companies has good and marketable title to, or has legally enforceable rights to use, all tangible personal property that is (i) used in the conduct of its business and operations, other than tangible personal property owned by the Seller or one of its Affiliates
(other than the Companies)  which is set forth on the Disclosure  Schedule,  or
(ii) carried for value on its books and records, in each case, free and clear of all Liens, and all such tangible personal property is, except for reasonable wear and tear, in good operating condition and repair and is suitable for its current uses; and

                  (c) each of the Companies has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement, or other Liens, all marks, names, trademarks, service marks, patents, patent rights, copyrights, trade names and service marks and, to the Seller's knowledge, assumed names, unregistered logos and trade secrets, that are used in the conduct of its business and operations other than the Assigned Trademarks.

         3.16 Contracts. The Disclosure Schedule sets forth a true and complete list of each of the following contracts that are currently in effect and to which either of the Companies is a party, or by which any of the assets or properties of either of the Companies is bound:

                  (a)     each  agency  or   consultation   contract  that  is
not terminable without penalty or other liability (other than liabilities previously accrued thereunder) upon 90 days' or less notice;

                  (b)     each  contract   containing  any  provision  or
covenant limiting the ability of either of the Companies to engage in any line of business or to compete with or to obtain products or services from any Person or, to the knowledge of the Seller, limiting the ability of any Person to compete with or to provide products or services to either of the Companies;

                  (c) each partnership, joint venture, profit-sharing, or similar contract with any Person;

                  (d) each contract relating to (i) the borrowing of money by either of the Companies or (ii) the direct or indirect guarantee by either of the Companies of any obligation of any other Person for borrowed money that, in either case, exceeds $200,000;

                  (e) each lease or sublease of real property used in the business and operations of either of the Companies, and each lease, sublease or rental or use contract for which either of the Companies is liable, in each case, that (i) is not terminable by either of the Companies without penalty or other liability (other than liabilities previously accrued thereunder) upon 90 days' or less notice and (ii) requires annual payments by the Companies of more than $200,000;

                  (f) each contract relating to the future disposition or acquisition by either of the Companies of any assets or properties of any Person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the ordinary course of business and consistent with past practice) that involves consideration in excess of $200,000;

                  (g) each contract to which the Seller or any Affiliate of the Seller (other than the Companies) is a party (including, without limitation, those relating to allocations of expenses, personnel, services, or facilities);

                  (h) each assumption reinsurance (as the ceding or assuming company), reinsurance, coinsurance or other similar contract providing for the transfer or sharing of liabilities with respect to in-force insurance business, and each trust agreement or other security agreement related thereto, indicating, with respect to each such contract (by reinsurer or coinsurer) or security agreement, the information required to be disclosed in Schedule S of an Annual Statement;

                  (i) each contract or arrangement pursuant to which any Person guaran tees an obligation of either of the Companies in excess of $200,000, or pursuant to which either of the Companies guarantees any obligation of another Person in excess of $200,000; and

                  (j) each contract not disclosed pursuant to the foregoing clauses (a) through (i) that involves the payment or potential payment, pursuant to the terms of such contract, by or to the Companies of more than $200,000, or that is otherwise material to the business or condition of the Companies, other than an insurance policy, annuity or other contract entered into in the ordinary course of business.

Neither of the Companies nor, to the knowledge of the Seller, any other party to any contract set forth on the Disclosure Schedule pursuant to this Section 3.16, is currently in violation, breach or default under any such contract or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract, except such as would not have a Material Adverse Effect.

         3.17 Licenses and Permits. Except as disclosed in the Disclosure Schedule, each of the Companies owns or holds all licenses,
franchises, permits, approvals,   authorizations,    exemptions,
classifications,    certificates, registrations  and similar  documents or
instruments  that are required for its business and operations.

         3.18 Operations Insurance. The Disclosure Schedule sets forth a true and complete list and description (including, without limitation, the names of the insurers and coverage thereof) of all self insurance programs (formal programs for the payment or absorption of losses) and all casualty, liability, property, workers compensation, directors and officers liability and other insurance contracts that insure the business and operations of either of the Companies or affect or relate to the ownership, use or operation of any of the Companies' assets or properties and (a) that have been issued to the Companies or (b) that are held by the Seller or by any Affiliate of the Seller (other than the Companies) for the benefit of the Companies. All such insurance is in full force and effect. All premiums due with respect to such insurance for all periods up to and
including the Closing Date will have    been paid as of such date and no notice
of cancellation or termination has been received with respect to any such policy. All such policies of insurance will remain in full force and effect through the Closing Date; provided, however, that the policies referred to in the foregoing clause (b) may be terminated, or otherwise cease to be in full force and effect, as of the close of business on the Closing Date

         3.19 Intercompany Liabilities. Except as reflected in the Financial Statements or as disclosed in the Disclosure Schedule, or as provided under Sec tion 10.1 of this Agreement, there are no liabilities, contracts or commitments between either of the Companies, on the one hand, and the Seller or any Affiliate of the Seller (other than the Companies), on the other, except for liabilities arising under the Tax Sharing Agreement and liabilities that have been incurred on a basis consistent with past practice. Except as disclosed in the Disclosure Schedule, since September 30, 1996, no such intercompany liabilities have been paid, and no settlements of such intercompany liabilities have been made except intercompany liabilities that have been paid or settled on a basis consistent with past practice.

         3.20 Bank Accounts. The Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which either of the Companies has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating, in each case, the account number and the names of the employees authorized to transact business with respect thereto.

         3.21 Brokers. Except as disclosed in the Disclosure Schedule, all negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser, without the intervention of any Person on behalf of the Seller (other than Morgan Stanley & Co. Incorporated) in such manner as to give rise to any valid claim by any Person against the Purchaser or the Companies for a finder's fee, brokerage commission, or similar payment. Any claims or obligations with respect to the items required to be set forth in the Disclosure Schedule pursuant to this Section 3.21 (including the fees and expenses of Morgan Stanley & Co. Incorporated) are the responsibility of and shall be paid by the Seller.

         3.22 Environmental. To the knowledge of the Companies, except as disclosed in the Disclosure Schedule, or such as would not have a Material Adverse Effect:

                  (a) there are no underground storage tanks located on the real property currently owned by the Companies (as used in this Section, the "real property"), in which any Hazardous Material is being stored, whether or not any such tank is itself regulated, nor has there been any spill, disposal, discharge or release of any Hazardous Material into, on, from or over that real property or into surface or ground water on or under that real property that would reasonably be expected to result in liability for the Companies;

                  (b) there are no asbestos-containing materials or lead-based paints incorporated into the buildings or interior improvements on any of that real property, nor is there any electrical transformer owned by either of the Companies that contains regulated levels of PCBs;

                  (c) none of that real property has been or is used as a treatment, storage or disposal ("TSD") facility, as defined and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq.;

                  (d) there has not been on any of that real property any prior use that would make applicable the notice or prior approval requirements of any environmental statute or regulation as a result of this transaction, of any action contemplated by this Agreement, or in the event of any "change of control" resulting from this transaction; and

                  (e) neither of the Companies has disposed of, or arranged for the transportation or disposal of "hazardous substances" as defined by the Comprehensive Response Compensation and Liability Act of 1980, as amended.

         3.23     Insurance and Annuity Business.

                  (a)     Except  as  disclosed  in  the  Disclosure   Schedule
or otherwise described in this Agreement, since the Seller acquired the Companies, the Companies have not been involved in any type of business activities other than the life insurance and annuity business (collectively, the "Business").

                  (b)     Except as disclosed in the Disclosure Schedule:

                          (i)    no  outstanding  insurance  or  annuity
contract issued, reinsured or underwritten by either of the Companies that is part of such Company's Business entitles the holder thereof or any other person or entity to receive dividends, distributions or other benefits based on the revenues or earnings of such Company or any other entity;

                          (ii)   except for Existing  Product  Items (with
respect to which the Seller shall  indemnify  the  Purchaser  pursuant to
Section 10.1(k)), all currently outstanding insurance, annuity or investment policies, plans or contracts, financial products, employee benefit plans, individual retirement accounts, or any similar or related policy, contract, plan or product, whether individual, group or otherwise, included in the Business of OSL or IGL and issued, prior to the Closing Date, by either Company as products having tax attributes under the Code favorable to the purchaser, policyholder, or intended beneficiary thereof (an "Existing Product") are eligible for tax treatment that is no less favorable to such purchaser, policyholder, or beneficiary ("Existing Product Holders") than the tax treatment under the Code for which such Existing Product was intended to qualify at the time of its issuance, except for any failure to qualify for such treatment that results from (x) changes to the Code which are effective after the Closing Date or (y) actions undertaken by, or omissions of, an Existing Product Holder that are contrary to the provisions of an Existing Prod uct;

                         (iii)    all insurance policies or contracts,
including annuities, that are included in the Companies' respective businesses and all certificates, forms, applications, advertising materials and rates or rules are in compliance with all applicable laws and regulations (other than compliance with tax laws and regulations which is covered by (ii) immediately above), except where non-compliance would not have a Material Adverse Effect on such Company; and

                        (iv) the insurance and annuity business of each Company has been issued in conformity with such Company's underwriting standards and, with respect to such business reinsured in whole or in part, conforms to the standards agreed to with the reinsurer in the related reinsurance, coinsurance or other similar contracts.

         3.24 Agents. Except as disclosed in the Disclosure Schedule, with respect to each Company:

                  (a) each Agent of such Company, at the time such Agent wrote, sold or produced the business of such Company, was duly licensed as an insurance agent (for the type of business written, sold or produced by such Agent) in the particular jurisdiction in which such Agent wrote, sold or produced such business, except in isolated instances where the failure to have such license would not have a Material Adverse Effect on such business;

                  (b) no Agent has, to the knowledge of the Seller or either of the Companies, violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any law, regulation or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of the business of such Company, except where such violation would not have a Material Adverse Effect on such business; and

                  (c) all payments due to Agents with respect to each Company's insurance or annuity business are described in the Agent contracts, forms of each variant of such contracts have been provided to the Purchaser by the Seller.

         3.25 Actuarial Information. The Seller has previously delivered to the Purchaser the report of the actuarial firm of Milliman & Robertson, Inc. dated September 25, 1996, as amended, regarding the Companies' businesses. The following information provided to Milliman & Robertson, Inc. upon which such report was based was prepared in accordance with normal practices in the life insurance industry and the Companies' past practices and is consistent with the Companies' respective SAP statements: (i) information about such policies in force, including amount of insurance, gross premiums, cash values, statutory and tax reserve factors, policy benefits, and commission rates; and (ii) information with respect to each Company's historical mortality and persistency experience. The information provided to Milliman & Robertson, Inc. with respect to inventory of each Company's life insurance and annuity policies in force as of June 30, 1996 is accurate except for any inaccuracy that would not result in a material adverse change in the matters presented in such report.

         3.26 Conduct of Business. Since September 30, 1996, except as disclosed in the Disclosure Schedule, the Companies have conducted their respective businesses in the ordinary course and consistent with past practice, and without limiting the generality of the foregoing, have not, during such period, engaged in any activity of the kind which is prohibited by Section 5.4, and have taken all affirmative actions of the kind that are required by
Section 5.4, except for any actions or activities prior to January 17, 1997 that would be prohibited by Section 5.4(j).


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as follows:

         4.1 Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and corporate authority to enter into this Agreement and to perform its  obligations  under
this  Agreement.  The   Purchaser is duly licensed,  qualified or admitted to
do business and is in good standing in all jurisdictions in which it is required to be so licensed, qualified or admitted to do business by the laws thereof, except such as would not have a Material Adverse Effect.

         4.2 Authority of Purchaser. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement hereof may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

         4.3     Conflicts or Violations. Neither the execution and delivery of
this Agreement  by  the  Purchaser,   the   consummation  by  the  Purchaser
of the transactions contemplated hereby, nor the performance by the Purchaser of its obligations hereunder will:

                 (a) subject to obtaining the approvals, authorizations and clearances, and making the filings, contemplated by Sections 5.1 and
5.2 and Sections 6.1 and 6.2 hereof prior to the Closing Date, violate any term or provision of any law or any writ, judgment, decree, injunction, or similar order applicable to the Purchaser;

                  (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the Articles or Certificate of Incorporation, Bylaws or other organizational documents of the Purchaser; or

                  (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration, or result in the creation of any Lien under, any contract to which the Purchaser is a party or by which any of its assets or properties may be bound;

except, in each case, such as would not have a Material Adverse Effect; provided, however, that to the extent that the accuracy of the representations contained in paragraphs (a) and (c) of this Section 4.3 is affected by the decision of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S. Ct. 517 (1993), such representations are made to the knowledge of the Purchaser.

         4.4      Litigation.   There  are  no  actions,  suits,
investigations or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         4.5 Purchase for Investment. The Shares to be acquired under the terms of this Agreement will be acquired by the Purchaser for its own account for the purpose of investment and not for the purpose of a "distribution," within the meaning of the Securities Act. The Purchaser will not transfer or otherwise dispose of any of the Shares acquired by it, or any interest therein, in any manner that would violate any provision of the Securities Act or any applicable state securities law. The Purchaser agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act or state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

         4.6 Brokers. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller, without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller, the

Companies or any of the Seller's subsidiaries for a finder's fee, brokerage commis sion, or similar payment.

         4.7 Financial Capacity. The Purchaser has the financial capacity to consummate the transactions contemplated hereby, including, without limitation, sufficient financing to pay the Consideration at the Closing, as well as all other costs and expenses incurred by it in connection therewith. The Purchaser has fully disclosed to the Seller its plan for financing the transactions contemplated hereby.


                                    ARTICLE V
                             COVENANTS OF THE SELLER

         5.1 Regulatory and Other Approvals. The Seller shall, and shall cause each of the Companies to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals required by any applicable contract of the Seller or the Companies to consummate the transactions contemplated hereby, (b) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use best efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of the Seller or the Companies to permit the Seller to consummate the transactions contemplated hereby, (c) provide such other information and communi cations to such governmental and regulatory authorities as the Purchaser or such authorities may reasonably request and (d) cooperate with the Purchaser in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of govern mental or regulatory authorities and others required of the Purchaser to consummate the transactions contemplated hereby, including, without limitation, any required approvals of the insurance regulatory authorities of the States of Ohio and California; provided, however, that in no case shall the Seller be under any obligation pursuant to this Section 5.1 or Section 5.2 to incur costs or expenses or suffer conditions that, individually or in the aggregate, are materially burdensome.

    5.2 HSR Filings. The Seller shall (a) take promptly all actions necessary to make the filings required of the Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Seller or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Purchaser in connection with the Purchaser's filings under the HSR Act and (d) request early termination of the applicable waiting period.

    5.3 Investigation by the Purchaser. Prior to the Closing, the Seller shall provide, and shall cause the Companies to provide, to the Purchaser, its lenders, and their respective counsel, accountants, actuaries and other Representatives, access, upon reasonable notice and during normal business hours, to employees of the Seller and the Companies, and to the facilities, accountants, actuaries, assets, properties and books and records of the Companies and shall furnish the Purchaser and such other Persons during such period with all such information and data (including without limitation copies of contracts and other books and records) concerning the business and operations of the Companies as the Purchaser or any of such other Persons may reasonably request, except to the extent that the disclosure of any such information could result in the waiver of any attorney-client privilege, in which event the Seller shall so advise the Purchaser; provided, however, that all information disclosed to the Purchaser and such other Persons pursuant hereto shall be subject to the terms of the Confidentiality Agreement.

    5.4 Conduct of Business. Except as otherwise provided in this Agreement or as may be consented to in writing by the Purchaser, prior to the Closing, the Seller shall cause each of the Companies to conduct its business only in the ordinary course and consistent with past practice, and, without limiting the generality of the foregoing, the Seller shall cause each of the
Companies:

        (a) to use all commercially reasonable efforts to (i) preserve intact its present business organization, reputation and policyholder or customer relations, (ii) keep available the services of its key employees, agents, consultants and other similar representatives,
(iii) maintain all material licenses, qualifications and authorizations to do business in each jurisdiction in which it is so licensed, qualified or authorized, (iv) comply with all terms of all material contracts to which it is a party or by which any of its assets or properties is or may be bound, and (v) maintain all of its assets and properties in good working order and condition, ordinary wear and tear excepted;

        (b) to maintain its books and records in the usual manner and consistent with past practice with no material changes in any underwriting, investment, actuarial, financial reporting or accounting practice or policy;

        (c) to prepare and file all Tax Returns required to be filed by it prior to the Closing Date, and pay all Taxes indicated on such Tax Returns or otherwise due and payable prior to the Closing Date, unless such Taxes are being contested in good faith and adequate reserves have been established on its books and records;

        (d) to comply in all material respects with all laws applicable to its business and operations;

        (e) not to merge, consolidate or combine with any other Person, or to liquidate, dissolve or reorganize;

        (f) not to amend its Articles of Incorporation or Bylaws;

        (g) not to issue any shares of its capital stock or other equity securities or enter into any contract to issue any such shares or other equity securities;

        (h) not to pay any dividend or other distribution in respect of its capital stock, or redeem, purchase or otherwise acquire any of its capital stock (it being understood that payments made pursuant to the Tax Sharing Agreement are not dividends or distributions);

        (i) not to incur any indebtedness for borrowed money other than intercompany liabilities owed by the Companies to the Seller or an Affiliate of the Seller that are incurred and paid in the ordinary course of business and consistent with past practice; and

            (j) to refrain from selling any investment assets, other than cash and cash equivalents, except as consented to in writing by the Purchaser; provided, however, that the receipt of principal payments on securities which are made at the option of the issuer or are paid in accordance with their terms shall not constitute a sale of assets.

         5.5 Financial Statements. As promptly as practicable after an Annual Statement or Quarterly Statement is filed by either of the Companies after the date hereof and prior to the Closing Date, the Seller shall deliver to the Purchaser a copy of such Annual Statement or Quarterly Statement and a copy of the Companies' financial statements prepared in accordance with GAAP for the same periods, which, in the case of the 1996 year-end statements, shall be audited.

    5.6 Intercompany Liabilities. (a) Prior to the Closing, the Seller shall continue to provide services for, and enter into transactions with, the Companies consistent with past practice. Except as otherwise specifically provided herein or in the Trademark Agreements, the Intercompany Lease or the Services Agreement, as of the Closing Date, the Seller shall terminate, and shall cause its Affiliates to terminate, all contracts, arrangements and transactions between either of the Companies, on one hand, and the Seller or any Affiliate of the Seller (other than the Companies), on the other. At least ten
(10) days prior to the Closing Date, the Seller shall deliver to the Purchaser a bona fide estimate of (i) all liabilities (the "Company Liabilities") owed by the Companies to the Seller or any Affiliate of the Seller (other than the Companies) as of the Closing Date, and (ii) all liabilities (the "Seller Liabilities") owed by the Seller or any Affiliate of the Seller (other than the Companies) to the Companies as of the Closing Date. Within 60 calendar days after the Closing, the Seller shall deliver to the Purchaser a complete list and description (the "Intercompany Liability Statement") in reasonable detail (including dollar amounts) of the Company Liabilities and the Seller Liabilities. If the Company Liabilities exceed the Seller Liabilities, within 30 calendar days of receipt of the Intercompany Liability Statement, the Purchaser shall pay, or cause the Companies to pay, the amount of such excess, except as otherwise provided under Section 10.1 of this Agreement. If the Seller Liabilities exceed the Company Liabilities, within 30 calendar days of delivery of the Intercompany Liability Statement, the Seller shall pay or cause its Affiliates to pay, the amount of such excess.

     (b) In accordance with the provisions of the preceding paragraph, the Seller shall cause the Tax Sharing Agreement to be terminated with respect to the Companies as of the Closing Date. In addition, effective as of the Closing
Date: (i) Seller shall, and Seller shall cause each of its Affiliates other than the Companies to, release each of the Companies from any and all further liability and obligation to make any payments of any kind whatsoever to the Seller or to any of such Affiliates under the Tax Sharing Agreement, other than payments shown on the Intercompany Liability Statement; and (ii) each of the Companies shall release the Seller and each of its Affiliates other than the Companies from any and all further liability and obligation to make any payments of any kind whatsoever to either of the Companies under the Tax Sharing Agreement, other than any credits reflected on the Intercompany Liability Statement. Each of the parties shall, and the Purchaser and the Seller shall cause their Affiliates other than the Companies to, execute and deliver at the Closing all documentation reasonably requested by the other to effectuate the provisions of this paragraph. These provisions shall, notwithstanding any other provisions in this Agreement, survive the Closing without limitation as to time.

    5.7 Resignations of Directors. The Seller shall cause each member of the Board of Directors of the Companies to tender, effective at the Closing, his or her resignation from such Board of Directors.

    5.8 Books and Records. After the Closing, the Seller shall deliver to the Purchaser, or make available to the Purchaser copies of, all books and records of the Companies in the possession of the Seller or any of its Affiliates (other than the Companies).

    5.9 Notice and Cure. Prior to the Closing, the Seller shall notify the Purchaser promptly in writing of, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Seller under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Seller contained in this Agreement as if the same were made on or as of the Closing Date.

    5.10  Employee Matters. From and after the Closing, each of the
Companies shall cease to be a participating employer under any of the
Seller Benefit Plans, in accordance with the terms of such plans, and the Seller shall take all such action as is necessary, on its part, to effect such cessation of participation and accrual. The Seller agrees that such cessation shall not limit or adversely affect the future participation of retired or former employees or Agents of the Companies (or of their "qualified beneficiaries") who have elected, prior to, or as of, the Closing Date, (a) to participate in the Seller's retiree health and life insurance plan(s), or (b) to continue group health insurance coverage under the provisions of Section 4980B(f) of the Code (commonly referred to as "COBRA"), and the Seller shall retain all, and
the Purchaser and the   Companies shall have no, responsibility or
liability in connection therewith. Except as otherwise provided in Section 6.6, the Seller shall assume or retain, as the case may be, all liabilities under the Seller Benefit Plans, including but not limited to benefits accrued by employees, Agents and former employees and Agents of the Companies prior to, or as of, the Closing Date. The Seller shall honor or cause its insurance carriers to honor all claims for benefits by a current or former employee or Agent of the Companies under any of the Seller Benefit Plans that is an Employee Welfare Benefit Plan, with respect to claims incurred prior to, or as of, the Closing Date.

    5.11 Trademark Agreements. At or prior to the Closing, the Seller shall enter into a Trademark Assignment Agreement, substantially in the form of Exhibit A hereto (each, a "Trademark Agreement"), with each of the Companies, providing for (a) the transfer to the Seller or its Affiliates of any and all of such Company's rights in and to those names, marks, logos, designs and other intellectual property associated with the Seller and its Affiliates other than the Companies (in each case, the "Seller's Assigned Trademarks"), and (b) the transfer to such Company of any and all of the Seller's rights in and to those names, marks, logos, designs and other intellectual property associated with such Company (in each case, the "Companies' Assigned Trademarks").

    5.12 Intercompany Lease. At or prior to the Closing, the Seller shall cause F.I.G. Holding Company and OSL to enter into a lease relating to office space in the OSL Building, substantially in the form of Exhibit B hereto (the "Intercompany Lease").

    5.13  Intentionally Omitted.

    5.14 Pension Reserve. At or prior to the Closing, the Seller shall cause each of the Companies to release the amount of its provision for pension and other employee welfare obligations, as reflected on a statement of admitted assets, liabilities and capital and surplus (statutory basis) of each of the Companies as of the Closing Date prepared on the same basis as the SAP Statements, to the extent that the liabilities and obligations to which such provision relates have been or will be paid or assumed by the Seller.

   5.15 No Churning. Neither the Seller nor any of its Affiliates shall take any action after the date hereof intended to knowingly solicit or induce exchanges or replacements of any policies of either of the Companies which are in force or have been applied for prior to the close of business on the Closing Date, or knowingly exchange or replace any of such policies.

   5.16 Transition Services. At or prior to the Closing, the Seller shall enter into a Transition Services Agreement, substantially in the form of Exhibit D hereto (each, a "Services Agreement"), with each of the Companies.

   5.17 Purchase of Certain Assets. Pursuant to agreements reasonably acceptable to the Seller, the Seller shall purchase from the Companies the following assets (collectively, the "Transferred Assets"): (i) immediately after the Closing, all of the Portfolio Stocks for a price equal to their respective fair market values as of the close of the markets as of the Closing Date; (ii) immediately prior to the Closing, all of the Companies' real property for a price equal to their respective statutory book values as of the Closing Date; (iii) immediately prior to the Closing, all of the Companies' mortgage loans on real estate at their amortized statutory book values at the close of business as of the Closing Date; and (iv) immediately prior to the Closing, all of the Companies' interests in the Northtowne Apartments limited partnership and the Midwest Mezzanine Fund limited partnership, in each case, at statutory book value as of the Closing Date.

    5.18  Assumption of Certain Litigation Matters. After the Closing,
the Seller shall direct the defense and settlement of the Companies in the following lawsuits: (i) Charton, Bermes, Rovenger v. OSL; (ii) Wright v. OSL;
(iii) OSL v. Morse Road Company; and (iv) OSL v. NDT Technology (collectively,
the "Assumed    Litigation Matters"); and shall indemnify and hold harmless the Companies from any costs or losses arising from such matters;
provided, however, that no compromise or settlement of the Assumed
Litigation Matters may be effected by the Seller without the Purchaser's consent if such compromise or settlement involves relief other than monetary damages paid by the Seller.

                  ARTICLE VI
              COVENANTS OF THE PURCHASER

    6.1    Regulatory Approvals. The Purchaser shall (a) take all
commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals required by any applicable contract of the Purchaser or any of its Affiliates to consummate the
transactions contemplated hereby, (b)   take all reasonable steps necessary or
desirable, and proceed diligently and in good faith and use best efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of the Purchaser to permit the Purchaser to consummate the transactions contemplated hereby, including, without limitation, any required approvals of the insurance regulatory authorities of the States of Ohio and California, (c) provide such other information, communications and commitments to such governmental and regulatory authorities as the Seller or such authorities may reasonably request and (d) cooperate with the Seller and the Companies (including, without limitation, providing the Seller and the Companies with a reasonable opportunity to review any regulatory filings and correspondence prior to their submission to the relevant regulatory authorities, and the opportunity to participate in any meetings with regulatory authorities) in obtaining, as promptly as practicable, all approvals, authorizations and clearances of governmental or regulatory authorities required of the Seller and the Companies to consummate the transactions contemplated hereby.

    6.2    HSR Filings. The Purchaser shall (a) take promptly all
actions necessary to make the filings required of the Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date
with any request for    additional information received by the Purchaser or
any of its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Seller in connection with the Seller's filings under the HSR Act and (d) request early termination of the applicable waiting period.

    6.3 Non-Solicitation. Prior to the Closing Date and after any termination of this Agreement prior to Closing, the Purchaser shall not, and shall cause its present and future Affiliates not to, directly or indirectly, utilize or attempt to utilize any information obtained from the Seller or the Companies in connection with the transactions contemplated by this Agreement, and not otherwise legally in the possession of the
Purchaser or the public, regarding      the Companies or their policyholders
or customers (a) in any manner that might be competitive with the Companies or (b) for the purpose of causing or attempting to cause (i) any policyhold er or customer to replace or terminate an insurance or annuity contract or other investment or financial product issued, reinsured, underwritten or sold by either of the Companies in whole or in part, with products of any other Person at any time, (ii) any reinsurer to terminate any reinsurance, coinsurance or other similar contract, or sever a relationship, with either of the Companies at any time, or (iii) any agent (including without limitation any insurance agent), consultant or other Representative of either of the Companies to resign or sever a relationship with either of the Companies at any time.

    6.4 Notice and Cure. Prior to the Closing, the Purchaser shall notify the Seller promptly in writing of, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that comes to the attention of the Purchaser which causes or will cause any covenant or agreement of the Purchaser under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Purchaser contained in this Agreement as if the same were made on or as of the Closing Date.

    6.5    Intercompany Liabilities. If the Company Liabilities exceed the Seller Liabilities, within 30 calendar days of receipt of the Intercompany Liability Statement, the Purchaser shall pay, or cause the Companies to pay, the amount of such excess, except as otherwise provided under
Section 10.1 of this Agreement.

    6.6    Employees.

         (a) After the Closing Date, each of the Companies shall cease to be a participating employer under the Seller Benefit Plans, in accordance with the terms thereof, and the Purchaser shall, and shall cause the Companies to, cooperate with the Seller and take all actions as are reasonably requested by the Seller to effect such cessation of participation.

         (b) As soon as practicable after the Closing Date, the Purchaser shall take all steps as may be necessary to (i) cause the employee welfare benefit plans (as such term is defined in ERISA ss. 3(1)) maintained by the Purchaser to recognize the service rendered by employees and former employees of the Companies prior to the Closing Date for purposes of determining eligibility, vesting and benefit accrual to the extent such service would have been recognized for such purposes under such plans had such service been rendered directly to the Purchaser; (ii) waive any exclusions or limits for preexisting conditions (except to the extent that any employee or former employee of the Companies was subject to an exclusion or limit for a pre

-existing condition under an Employee Welfare Benefit Plan); and (iii) cause the employee pension benefit plans (as such term is defined in ERISA ss. 3(2)) maintained by the Purchaser to recognize the service rendered by employees and former employees of the Companies through the Closing Date for purposes of determining eligibility and vesting (but not benefit accrual) to the extent such service would have been recognized for such purposes under such plans had such service been rendered directly to the Purchaser.

         (c) The Purchaser shall indemnify and hold harmless the Seller with respect to all liabilities and obligations whatsoever in connection with claims made by or on behalf of the employees and former employees of the Companies (including, without limitation, liabilities with respect to severance pay, salary continuation, group health care continuation coverage and similar obligations) relating to any termination or alleged termination of employment or coverage after the Closing, other than those relating to liabilities under the Seller Benefit Plans that are specifically assumed by the Seller pursuant to
Section 5.10.

         (d) The Purchaser hereby assumes all liability for any alleged failure to give, or cause the Companies to give, all notices required by the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), and any similar state law or regulation by reason of events occurring after the Closing Date. The Purchaser shall indemnify and hold harmless the Seller and its Affiliates with respect to any and all claims asserted under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" with respect to the Companies occurring after the Closing Date. For purposes of this Agreement, the Closing Date shall be the "effective date" for purposes of the WARN Act.

         (e) After the Closing, the Purchaser shall, or shall cause one of its affiliates to, use reasonable efforts to employ persons employed by the Companies as of the Closing Date with benefits and terms of employment equivalent to those offered employees of the Purchaser as of such date and with base compensation competitive with that provided to such employees as of such date; provided, however, that nothing herein shall (i) alter the employment-at-will status of any employee, or (ii) prohibit the Purchaser or its affiliate from terminating any employee for cause or reducing the number of employees of the Companies as a result of improved efficiencies resulting from the implementation of new technology. After the Closing, the Purchaser intends to cause one of its affiliates to employ and retain, at a minimum, employees of the Companies in Columbus, Ohio engaged in sales, new business, policyowner service, claims, billing, agency compensations, underwriting, commission accounting, and general accounting. After the Closing, if a position held by any person employed by the Companies as of the Closing Date is eliminated and a similar position is available with the Purchaser or one of its affiliates, the Purchaser will use reasonable efforts to make such position available to the person whose position has been eliminated if such person otherwise satisfies the Purchaser's standards and qualifications for such employment. If the Purchaser or one of its affiliates offers any of the Companies' employees a position at a location outside of Columbus, Ohio, the Purchaser shall, or shall cause such affiliate to, pay such employee's reasonable relocation costs. After the Closing, the Purchaser shall, or shall cause its affiliate to, make severance payments to the persons employed by the Companies as of the Closing, consistent with the Purchaser's policies in effect prior to the Closing.

    6.7 Confidentiality. The Purchaser agrees that all information and data obtained by the Purchaser or the Purchaser's Representatives from the Seller, its Affiliates, and their employees, agents and Representatives shall be kept confidential in accordance with the terms of the Confidentiality Agreement.


    6.8 Cooperation. The Purchaser agrees that the Seller will direct the defense and/or settlement of the Assumed Litigation Matters; provided, however that no compromise or settlement of the Assumed Litigation Matters may be effected by the Seller without the Purchaser's consent if such compromise or settlement involves relief other than monetary damages paid by the Seller. The Purchaser shall, and shall cause the Companies and their employees to, fully cooperate with the Seller with respect to the Seller's defense of the Companies in the Assumed Litigation Matters, including, without limitation, providing the Purchaser with access to the Company's employees and records relating thereto. The Purchaser shall not, and shall cause the Companies and their employees not to, interfere with the Seller's defense or settlement of the Companies in the Assumed Litigation Matters.


                  ARTICLE VII
          CONDITIONS TO OBLIGATIONS OF THE PURCHASER

         The obligation of the Purchaser to consummate the transactions described in Article II of this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser):

    7.1 Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except
for any breach of a     representation or warranty resulting from any action
taken by the Seller or any of its Affiliates or any of their Representatives that is required by, or contemplated under, this Agreement.

    7.2 Performance. The Seller shall have performed or complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by the Seller at or before the Closing.

    7.3 Officer's Certificates. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, in form and substance reasonably acceptable to the Purchaser and executed by the chief executive officer, vice president of life insurance operations or senior vice president of the Seller, certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied and that, to the best of such officer's knowledge, the conditions set forth in Sections 7.5, 7.6 and 7.8 have been satisfied, and setting forth the amount of Estimated Net Income. In addition, the Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of the Seller, certifying that the Seller has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors of the Seller with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

    7.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

    7.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree or similar order of any court or similar Person restraining, enjoining or otherwise preventing consummation of any of the transac tions contemplated by this Agreement.

    7.6 No Proceeding or Litigation. There shall not be instituted, pending or, to the knowledge of the Seller and the Purchaser, threatened, any action, suit, investigation, or other proceeding in, before or by any court, governmental or regulatory authority or other Person to restrain, enjoin or otherwise prevent consummation of any of the transactions contemplated by this Agreement or to recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation or other proceeding would, in the reasonable opinion of the Purchaser, result in a decision, ruling, or finding that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship or similar proceeding with respect to the Seller or either of the Companies.

    7.7 Consents, Authorizations, etc. All orders, consents, permits, authorizations, approvals, and waivers of every Person necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, any requisite action of the insurance regulatory authorities of the States of Ohio and California, and any other insurance regulatory authorities which have jurisdiction over thetransactions contemplated hereby) shall have been obtained and shall be in full force and effect.

    7.8 No Adverse Change. Since the date of the most recent Financial State ments, except as disclosed in the Disclosure Schedule, there shall not have been, occurred or arisen any change, event (including without limitation any damage, destruction or loss, whether or not covered by insurance), condition or state of facts that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

    7.9 Opinions of Counsel. The Seller shall have delivered to the Purchaser an opinion, in form and substance reasonably acceptable to the Purchaser, dated the Closing Date, of Jason L. Katz, Senior Vice President and General Counsel of the Seller, or other counsel to the Seller reasonably acceptable to the Purchaser, as to the matters set forth on Exhibit E hereto.


                 ARTICLE VIII
           CONDITIONS TO OBLIGATIONS OF THE SELLER

    The obligations of the Seller to consummate the transactions described in Article II of this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller):

    8.1 Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date.

    8.2 Performance. The Purchaser shall have performed or complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

    8.3 Officer's Certificates. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, in form and substance reasonably acceptable to the Seller and executed by the chief executive officer or chief financial officer of the Purchaser, certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied and that, to the best of such officer's knowledge, the conditions set forth in Sections 8.5, 8.6 and 8.7 have been satisfied. In addition, the Purchaser shall
have delivered to the Seller a certificate, dated the Closing   Date and
executed by the secretary or any assistant secretary of the Purchaser, certifying that the Purchaser has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that any required resolutions (true and complete copies of which shall be attached to the certificate) of the board of directors of the Purchaser with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

    8.4 HSR Act Approval. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

    8.5 No Injunction. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree or similar order of any court or similar Person restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

    8.6 No Proceeding or Litigation. There shall not be instituted, pending or, to the knowledge of the Purchaser or the Seller, threatened, any action, suit, investigation or other proceeding in, before or by any court, governmental or regulatory authority or other Person to restrain, enjoin or otherwise prevent consummation of any of the transactions contemplated by this Agreement, or to recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation or other proceeding may, in the reasonable opinion of the Seller, result in a decision, ruling, or finding that individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect. There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receiver ship, conservatorship or similar proceeding with respect to the Purchaser.

    8.7 Consents, Authorizations, etc. All orders, consents, permits, authorizations, approvals and waivers of every Person necessary to permit the Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

   8.8 Opinion of Counsel. Texas, Ohio and California counsel to the
Purchaser that are reasonably acceptable to the Seller shall have delivered to the Seller an opinion, in form and substance reasonably acceptable to the Seller, dated the Closing Date, as to the matters set forth on Exhibit F hereto.


                  ARTICLE IX
            SURVIVAL OF PROVISIONS; REMEDIES

    9.1 Survival. The representations, warranties, covenants and agreements made by the Seller and the Purchaser in this Agreement, or in any certificate delivered by the Seller or the Purchaser pursuant to Section 7.3 or Section 8.3 hereof shall survive the Closing:

         (a) until the earlier of the third anniversary of the Closing
Date or the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of (i) the representations and warranties of the Seller set forth in Sections 3.1, 3.2, 3.3, 3.21 and 3.24 hereof, or in any certificate delivered pursuant to Section
7.3 hereof (to the extent such certificate refers to such Sections), (ii) the representations and warranties of the Purchaser set forth in Article IV hereof, or in any certificate delivered pursuant to Section 8.3 hereof, and (iii) the indemnification provisions set forth in Article X hereof, except insofar as they are applicable to Sections 3.4, 3.11 and 3.14;

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


         (b) until the first anniversary of the Closing Date in the case of all representations and warranties of the Seller not specified in
Section 9.1(a) above or Section 9.1(c) below; and

         (c) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of (i) the representations and warranties of the Seller set forth in Sections 3.4, 3.11 and 3.14 hereof, or in any certificate delivered pursuant to Section 7.3 hereof (to the extent such certificate refers to such sections), (ii) the indemnification provisions set forth in Article X applicable to such Sections, and (iii) the covenants and agreements set forth in Article V and Article VI hereof.

If a Claim Notice or an Indemnity Notice is given in accordance with
Section 10.3 hereof before expiration of the applicable time period referenced above, then (notwithstanding such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, resolution of such claim. This Article IX shall survive the Closing or the termination of this Agreement.

    9.2 Available Remedies. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no breach.


                  ARTICLE X
                 INDEMNIFICATION

   10.1 Tax Indemnification and Other Tax Matters. Subject to the provisions of Article IX hereof:

         (a) The Seller shall be liable for, shall pay to the
appropriate Tax Authorities, and shall hold OSL and IGL and the Purchaser harmless against, all Taxes and obligations under the Tax Sharing Agreement that relate to any taxable period ending on or before the Closing Date. In particular, the Seller shall be liable for, shall pay to the appropriate Tax Authorities, and shall hold OSL and
IGL and the Purchaser harmless against, all     Taxes resulting from the
election under section 338(h)(10) of the Code which is agreed to be made pursuant to Section 10.1(g) of this Agreement in respect of items of income or gain that are properly reportable on the Tax Return of the Seller, OSL, or IGL for the taxable period ending on, and includ ing, the Closing Date; provided, however, that Taxes arising from or related to any such items of income or gain that are properly reportable on the Tax Return of the Purchaser, OSL or IGL for the taxable period commencing with the day following the Closing Date shall be the liability of the Purchaser, OSL or IGL, as the case may be, for which no indemnification from the Seller may be sought under this Agreement.

         (b) The Purchaser and the Company shall be liable for, shall pay to the appropriate Tax Authorities, and shall hold the Seller harmless against, all Taxes that relate to any taxable period that ends after the Closing Date (including any taxable period that begins prior to the Closing Date and ends after the Closing Date).

         (c) Prior to or on the Closing Date, OSL and IGL shall continue to make payments of Taxes to the Seller for the Pre-Closing Straddle Period in amounts determined in a manner consistent with the Tax Sharing Agreement. Such Tax payments shall not include any Taxes resulting from the section 338(h)(10) election to be made pursuant to Section 10.1(g) of this Agreement.

         (d) The Seller and the Purchaser shall maintain all records necessary to support the Tax Returns as filed for all Tax years until closed.

         (e) In the event that OSL or IGL is, becomes entitled to, or receives any refund of Taxes in respect any taxable period ending on or prior to the Closing Date, (i) the Purchaser, OSL, IGL and the Seller shall cooperate with each other and take all reasonable actions necessary to obtain such refund and (ii) the amount thereof, plus any interest related thereto shall be the property of (and paid over to) the Seller.

         (f) The Seller shall be responsible for, prepare, and have ultimate discretion with respect to, all Tax Returns required or permitted by applicable law to be filed by OSL or IGL (or by the Seller on its behalf) with respect to taxable periods ending on or before the Closing Date. The Purchaser, OSL and IGL shall (i) cooperate with the Seller for the purpose of making any election under applicable law to permit each of OSL and IGL to end at the end of the Closing Date all taxable periods that have begun prior to the Closing Date that have not otherwise ended and
                   43

(ii) provide access to all relevant books and records for purposes of preparing any Tax Returns in respect thereof.

         (g) The Purchaser will make, in a timely manner, the election pursuant to section 338(g) of the Code and the Purchaser and Seller will jointly make, in a timely manner, the election pursuant to section 338(h)(10) of the Code and comparable state tax provisions with respect to the purchase and sale of Shares con templated by this Agreement. For purposes of determining the purchase price under this Section 10.1(g), the liabilities of OSL and IGL shall be equal to the amount of such liabilities for Federal income tax purposes as of the Closing Date. The Purchaser shall have the initial responsibility for the timely preparation of IRS Form 8023, and all supporting statements, schedules, and required information applicable thereto (including an allocation of the purchase price to the properties of OSL and IGL), and such Form 8023, statements, schedules, and information (the "Form 8023 Package") shall be submitted to the Seller for its review no later than 60 Business Days following the Closing Date. Within 30 Business Days after the receipt by the Seller of the Form 8023 Package, the Seller shall notify the Purchaser of any objections or proposed changes. If the Seller has no objections or proposed changes or if the Purchaser and the Seller agree on the resolution of all objections or proposed changes, the Purchaser and Seller shall promptly file Form 8023 and the relevant attachments with the IRS via certified mail with return receipt requested. As soon as practicable thereafter, the Purchaser and Seller shall furnish to each other a photocopy of such certificate of mailing and return receipt. If the Seller and the Purchaser shall fail to reach an agreement with respect to any objection or proposed change within 120 Business Days following the Closing Date, then any disputed objection(s) or pro posed change(s) shall be submitted for resolution to an impartial certified public accounting firm of national reputation reasonably acceptable to the Purchaser and the Seller (the "Resolution Accountant"). The Purchaser and the Seller shall use reason able efforts to cause a report of the Resolution Accountant to be rendered within 20 Business Days of its appointment, and the Resolution Accountant's determination as to the appropriateness and extent of changes (if any) to the Form 8023 Tax Package shall be final and binding. Immediately after such determination, the Purchaser and Seller shall promptly file Form 8023 and the relevant attachments with the IRS in accordance with the procedure described above. The Purchaser and the Seller agree to file their respective tax returns, reports, and forms, including IRS Form 8023, in a manner consistent with the Form 8023 Package.

         (h) The Purchaser, OSL or IGL shall promptly (i) notify the
Seller of the commencement of any Audit by any Tax Authority concerning any Tax for which the Seller may be responsible under Section 10.1(a) of this Agreement
(a "Tax Claim") and (ii) furnish the Seller with copies of any correspondence received from any Tax Authority related thereto. The Seller shall promptly (i) notify the Purchaser, OSL or IGL of the commencement of any Audit by any Tax Authority concerning any Tax for which the Purchaser, OSL or IGL may be responsible under Section 10.1(b) of this Agreement and (ii) furnish the Purchaser, OSL or IGL with copies of any correspondence received from any Tax Authority related thereto; provided, however, that the failure of a party to give prompt notice pursuant to this Section 10.1(h) shall not relieve the other party from any indemnification obligations hereunder unless the failure to give such notice jeopardizes the other party's ability to defend any claim arising from or related to such Audit.

         (i) The Seller may control the conduct of any Audit covered by
Section 10.1(h) for which it is responsible by having its personnel rather than personnel of the Purchaser, OSL or IGL deal directly with the applicable Tax Authority. At its election, the Seller may contest or settle any Tax
Claim in any legally permissible manner at its sole cost and expense and, upon the Seller's payment of such Taxes to the relevant Tax Authority, may sue for a refund thereof. The Seller shall control all correspondence, responses, and proceedings related to any such contest or refund suit, and may pursue or forego any administrative proceedings, appeals, or litigation in respect of such Tax Claim. The Purchaser, OSL and IGL as appropriate, will cooperate fully, provide access to all books and records, and will take all lawful action in connection with such contest or refund suit as the Seller may reasonably request. The Seller shall keep the Purchaser, OSL and IGL, as appropriate, regularly apprised of the progress of any such contest or refund suit. In the event that such contest or refund suit may reasonably be expected to increase materially the liability of OSL or IGL for Taxes described in Section 10.1(b) hereof, or increase the obligation of OSL or IGL to make payments pursuant to Section 10.1(c) or (d) hereof, the Seller shall consult with the Purchaser in good faith as to any considerations that Purchaser may have regarding such contest or refund suit.

         (j) In the event that the Seller does not elect to contest a Tax Claim pursuant to Section 10.1(i) of this Agreement, the Purchaser, OSL or IGL may (but shall not be required to) contest such claim for the account of the Seller, in which case (i) the Seller shall have the right to review and approve in advance any correspon dence or responses sent to any Tax Authority by or on behalf of OSL or IGL with respect to any Tax Claim and to participate in any subsequent administrative proceedings, appeals, and litigation, if any, and (ii) the Purchaser, OSL and IGL, as appropriate, shall provide access to all relevant books and records. The

Purchaser, OSL and IGL, as appropriate, shall keep the Seller regularly apprised of the of progress any such Audit. In the event that the Purchaser, OSL or IGL elects to contest a Tax claim, the Purchaser, OSL and IGL shall indemnify and hold harmless the Seller for any Tax liability in excess of the amount of the Tax liability that would have arisen under the settlement that the Seller was willing to accept.

         (k) The Seller shall indemnify the Purchaser for, and hold the Pur chaser and the Companies harmless against, any and all (A) payments made by the Companies to Existing Product Holders in respect of costs or losses incurred by such holders, and (B) increased Taxes of the Companies, but only to the extent that such costs, losses, or increased Taxes result from an Existing Product Item; provided, however, that the Seller shall have no obligation to indemnify or hold harmless the Purchaser or the Companies unless the Seller is permitted, during the period following the Closing Date, to (i) direct the Purchaser and/or the Companies to amend or modify any Existing Product and related computer programs, in the sole and absolute discretion of the Seller in connection with any Existing Product Item or potential Existing
Product Item, (ii) review and approve any proposal made by the Purchaser or the Companies to amend or modify any Existing Product and related computer pro grams, which approval shall not be unreasonably withheld, (iii) represent exclusively the interests of the Purchaser and the Companies in connection with any Existing Product Item or potential Existing Product Item, and (iv) respond, negotiate, litigate, settle, or otherwise manage any inquiry or controversy, in the sole and absolute discretion of the Seller, in connection with any Existing Product Item or potential Existing Product Item. The
Seller shall indemnify the Purchaser for, and hold the Purchaser and the Companies harmless against, any costs or losses resulting from action taken by the Purchaser or the Companies at the direction of the Seller pursuant to this Section 10.1(k).

   10.2   Other Indemnification.

        (a) Subject to the provisions of Article IX and Sections 10.4 and 10.5 hereof, the Seller agrees to indemnify the Companies and the Purchaser in respect of, and hold each of them harmless against:

           (i) any and all Damages (other than Indemnification for Taxes and Existing Product Items, which shall be governed solely by
Section 10.1 hereof) resulting from or relating to (A) any breach of any representation or warranty in Article III or in any certificate delivered by or for the Seller pursuant to Section 7.3 hereof, or (B) any failure of the Seller to perform any covenant or agreement included in this Agreement and required to be performed by the Seller on or prior to the Closing; and

           (ii) any and all Damages resulting from a failure on the part of the Seller to comply with the covenants or undertakings set forth in Section 10.1 of this Agreement, provided that such failure does not result from any act or omission on the part of the Purchaser or, after the Closing Date, by the Companies:

        (b) Subject to the provisions of Article IX and Sections 10.4 and 10.5 hereof, the Purchaser agrees to indemnify the Seller in respect of, and hold the Seller harmless against:

           (i) any and all Damages (other than Indemnification for Taxes, which shall be governed solely by Section 10.1 hereof) resulting from or relating to (A) any breach of any representation or warranty in
Article IV or in any certificate delivered by or for the Seller pursuant to
Section 8.3 hereof, or (B) any failure of the Purchaser to perform any covenant or agreement included in this Agreement and required to be performed by the Purchaser or, after the Closing Date, by the Companies; and

           (ii) any and all Damages resulting from or relating to liabilities or obligations of the Companies arising out of events or circumstances occurring in their entirety after the Closing Date, other than liabilities and obligations of the Companies to the Seller or any Affiliate of the Seller (other than the Companies).

   10.3 Method of Asserting Claims. All claims for indemnification by an Indemnified Party under Section 10.2 hereof shall be asserted and resolved as follows:

        (a) Third Party Claims. If any claim or demand, or any investigation or proceeding is commenced, for which an Indemnifying Party would be liable for Damages to an Indemnified Party, is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or any Affiliate thereof (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice within 30 days of receipt by the Indemnified Party of a written notice of claim or demand that constitutes a Third Party Claim and with reasonable promptness with respect to any other Third Party Claim; provided, however, no failure or delay in giving any such Claim Notice shall relieve the Indemnifying Party of its obligations except, and only to the extent, that it is prejudiced thereby. The Indemnifying Party shall give notice to the Indemnified Party within 30 days of receipt of a Claim Notice setting forth whether the Indemnifying Party disputes its liability with respect to matters covered by such Claim Notice and whether the Indemnifying
Party, at the sole cost and expense of the Indemnifying Party, desires to assume the defense of the matters set forth in such Claim Notice. The Indemnified Party may take any action it deems necessary to preserve its rights prior to receipt of such response from the Indemnify ing Party but shall not settle or proceed to final judgment with respect to such Third Party Claim prior to the expiration of such 30 day period.

         (b) Defense. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any action or proceeding brought against the Indemnified Party in respect of Third Party Claims; provided, however, that the Indemnifying Party shall not settle any matter without obtaining the Indemnified Party's prior consent thereto if such settlement provides for any remedy other than the payment of money damages or that does not provide for a full release of the Indemnified Party or, regardless of the terms of such settlement, if the Indemnifying Party disputes its liability with respect to the Third Party Claim. If the Indemnifying Party elects to assume the defense of any such claim or proceed ing, the Indemnified Party may participate in such defense at its own expense. If the Indemnifying Party fails to defend or, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense other than as a result of a settlement, the Indemnified Party shall have the right to direct, at the Indemnifying Party's sole cost and expense, through counsel of its own choosing, the defense or settlement of any such action or proceeding;
provided, however, that if the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.3 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the
Indemnifying Party shall have the right to participate in and consent (which consent shall not be unreasonably withheld) to the settlement or assume or reassume the defense of such claim or proceeding. Notwithstanding the foregoing provisions of this Section 10.3(b), if the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.3(b), and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses incurred by the Indemnifying Party in con nection with such Third Party Claim. The party directing the defense shall pursue such defense diligently and promptly. The parties shall cooperate in the defense shall pursue such defense diligently and promptly. The parties shall cooperate in the defense of all Third Party Claims. In connection with the defense of any Third Party Claim, each party shall make available to the party controlling such defense any books, records or other documents within its
control that are reasonably requested in the course of or necessary     or
appropriate for such defense, provided appropriate arrangements are made to safeguard the confidentiality of such materials.

         (c) Claims Between the Parties and their Affiliates. If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim (an "Inter-Party Claim"), the Indemnified Party shall give written notice (the "Indemnity Notice") to the Indemnifying Party with reasonable promptness of such claim, specifying the nature, estimated amount and the specific basis for such claim. The Indemnifying Party shall respond within 30 days of receipt of such notice of an Inter-Party Claim. If the Indemnifying Party timely disputes such claim, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve such dispute. If not so resolved or if no timely response is made, either party may pursue whatever remedies it may have.

    10.4   After-Tax Damages; Refunds. With respect to the
indemnification agreements set forth in this Article X, the Seller and the Purchaser agree that the amount of any payment shall be adjusted downward by the tax benefit actually recognized in the year of payment or succeeding year and upward by the tax cost actually incurred in the year of payment or succeeding year by the party to be indemnified and such payment shall be
(i) promptly paid to the Indemnifying   Party or offset against
indemnification payments then owed to the Indemnifying Party or (ii) in the case of any payment due under Section 10.1, payable by either party 30 days after the "final determination" within the meaning of section 1313 of the Code. Any payment (other than interest thereon) made under this Agreement by the Seller to (or at the direction of) the Purchaser or the Companies or by the Purchaser or the Compa nies to (or at the direction of) the Seller shall be treated by all parties hereto for all purposes as an adjustment to the purchase price set forth under Section 2.2 of this Agreement.

    10.5   Claims Limitation.

         (a) The Purchaser specifically agrees that the Seller shall not have any liability or obligation for any Damages under this Agreement unless: (i) the aggregate amount of all such Damages exceeds $2,000,000 and then only for the amount of such Damages in excess of $1,000,000; and (ii) notice of the claim for such Damages shall have been given to the Seller prior to the end of the survival period for such claim.

         (b) The limitation contained in subsection (i) of Section
10.5(a) shall not apply to Damages arising under Sections 3.2, 3.4, 3.11, 3.14 or 10.1 of this Agreement.

         (c) The Seller shall not be liable or obligated for any Damages under this Agreement (other than in respect of Damages arising under Section 3.4, 3.11, 3.14 or 10.1) that, together with all other Damages for which the Seller is liable or obligated under this Agreement, exceed $60,000,000. The Seller shall not be liable or obligated for any Damages under this Agreement as a result of a breach of Section 3.4 or 3.14 that, together with all other Damages for which the Seller is liable or obligated under this Agreement, exceed the amount of the Consideration.


                  ARTICLE XI
                  TERMINATION

  11.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, upon notice by the terminating party to the other party:

     (a) at any time before the Closing, by mutual written agreement of the Seller and the Purchaser; or

     (b) at any time by the Seller in the event of any breach of any repre sentation, warranty, covenant or agreement on the part of the Purchaser, or if any representation of the Purchaser shall have become untrue, in either case, such that the conditions set forth in Article VIII are incapable of being satisfied by July 1, 1997;

     (c) at any time by the Purchaser in the event of any breach of any representation, warranty, covenant or agreement on the part of the Seller, or if any representation of the Seller shall have become untrue, in either case, such that the conditions set forth in Article VII are incapable of being satisfied by July 1, 1997; and

     (d) at any time after July 1, 1997, by the Seller or the Purchaser, if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant or agreement included herein) by the party electing to terminate pursuant to this clause (d).

   11.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.1 hereof, this Agreement shall thereupon become null and void, and there shall be no liability on the part of the Seller or the Purchaser (or any of their respective employees, consultants, or other Representatives), except that (a) the provisions of this Section and Sections 6.3, 6.7, and 13.4 hereof shall survive any such termination, and (b) any such termination shall be without prejudice to any claim which either party may have against the other for breach of any representation, warranty, covenant or agreement included in this Agreement. All reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby by a non-breaching party who terminates this Agreement pursuant to Section 11.1(b) or (c) shall be reimbursed promptly by the breaching party. If this Agreement is terminated for any reason, other than pursuant to Section 11.1(a) or 11.1(c), then, in addition to, and without prejudice to, any claim that the Seller may have against the Purchaser for breach of any representation, warranty, covenant or agreement included in this Agreement, and without any offset or reduction in respect of any claims by the Purchaser against the Seller, the Seller shall be entitled to retain any funds paid by the Purchaser in respect of the Consideration concurrently with the execution of this Agreement (and any accrued interest thereon). If this Agreement is terminated pursuant to
Section 11.1(a) or 11.1(c), then the Seller shall promptly return to the Purchaser any funds paid by the Purchaser in respect of the Consideration concurrently with the execution of this Agreement (and any accrued interest thereon).


                  ARTICLE XII
                   NOTICES

   12.1 Notices. All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly given if delivered, faxed or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

     If to the Seller, to:

         Farmers Group, Inc.
         4680 Wilshire Boulevard
         Los Angeles, California 90010
         Attention: Anthony F. Gasich, Vice President Life Insurance
               Operations, and Jason L. Katz, Senior Vice
               President and General Counsel

         Telephone: (213) 932-3200
         Facsimile: (213) 964-8093

     with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         300 South Grand Avenue, Suite 3400
         Los Angeles, California 90071
         Attention: Joseph J. Giunta
         Telephone: (213) 687-5000
         Facsimile:  (213) 687-5600


     If to the Purchaser, to:

         Great Southern Life Insurance Company
         300 West 11th Street
         Kansas City, Missouri 64105
         Attention: Gary L. Muller, President
         Telephone: (816) 391-2000
         Facsimile: (816) 391-2018

     with a copy to:

         Lathrop & Gage L.C.
         2345 Grand Boulevard
         Kansas City, Missouri 64108-2684
         Attention: Thomas M. Higgins, III
         Telephone: (816) 292-2000
         Facsimile: (816) 292-2001

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article XII shall, if delivered personally, be deemed given upon delivery, shall, if delivered by facsimile, be deemed delivered when confirmed and shall, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                 ARTICLE XIII
                 MISCELLANEOUS

   13.1 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement (including the exhibits hereto and the Disclosure Schedule) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.


   13.2 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Article X and Section
11.2 hereof), each of the Seller and the Purchaser shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

   13.3 Public Announcements. At all times at or before the Closing, the Seller and the Purchaser shall each consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby, and shall use good faith efforts to agree on the text of a joint public report, statement or release or shall use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made solely on behalf of a party. If the Seller and the Purchaser are unable to agree on or approve any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to a party, required by law or may be appropriate in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release. Any such report, statement or release approved or permitted to be made pursuant to this
Section 13.3 may be disclosed or otherwise provided by the Seller or the Purchaser to any Person, including, without limitation, to any employee or customer of either party hereto and to any governmental or regulatory authority.

   13.4 Confidentiality. The Seller and the Purchaser hereby acknowledge and agree that the Confidentiality Agreement remains in full force and effect, and all information and data provided by the Seller or any of its Representatives to the Purchaser or any of its Representatives shall be subject to the terms of the Confidentiality Agreement.

   13.5 Further Assurances. The Seller and the Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they shall cooperate, and shall cause their respective Affiliates to cooperate, with each other to effect the orderly transition of the transfer of the business and operations of the

Companies to the Purchaser. Without limiting the generality of the foregoing,
(a) the Seller shall give, and shall cause its Affiliates to give, representatives of the Purchaser reasonable access to all books and records of the Seller and its Affiliates reasonably requested by the Purchaser in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Companies or necessary for the Purchaser to make any required filings or to respond to any audit or inquiry of any governmental or regulatory body; and (b) the Purchaser shall give, and shall cause its Affiliates to give, representatives of the Seller reasonable access to all pre-Closing books and records of the Companies reasonably requested by the Seller in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Seller or necessary for the Seller to make any required filings or to respond to any audit or inquiry of any governmental or regulatory body. After the Closing, the Seller and the Purchaser shall use commercially reasonable efforts to cooperate with the other in connection with any proceeding, investigation, examination, audit, action or other similar matter relating to the Companies or their business or operations; provided that the party requesting such cooperation shall reimburse the other for any reasonable out-of-pocket expenses incurred in connection therewith.

   13.6  Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof; such waiver must be in writing and must be executed by the chief executive officer, president, executive vice president or other senior officer of such party. A
waiver on one   occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative.

   13.7 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all parties hereto.

   13.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

   13.9 No Third Party Beneficiaries. Except as specifically provided in Article X, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person, including, without limitation, any employee of the Seller or either of the Companies.

   13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed within the State of California, without regard to principles of conflicts of laws.

   13.11 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and assignees.


   13.12  Assignment Limited. Neither this Agreement nor any right hereunder or part hereof may not be assigned by any party hereto without the
prior written   consent of the other party hereto, which consent will not
be unreasonably withheld.

   13.13 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (e) all references to "dollars" or "$" refer to currency of the United States of America.

   13.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the Seller or the Purchaser under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof;
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each of the Seller and the Purchaser, effective as of the date first written above.

                  FARMERS GROUP, INC.



                  By: /s/ Anthony Frank Gasich
                    --------------------------------------
                    Name: Anthony Frank Gasich
                    Title: Vice President Life Insurance
                        Operations



                  GREAT SOUTHERN LIFE INSURANCE
                  COMPANY



                  By:  /s/ Gary L. Muller
                   ---------------------------------------
                   Name: Gary L. Muller
                   Title: President

                                                                       EXHIBIT A

                   ASSIGNMENT OF TRADE NAMES AND SERVICE MARKS

         THIS ASSIGNMENT OF TRADE NAMES AND SERVICE MARKS (this
"Assignment"), is made and entered into as of _________, 1997, by and between _______________________________, a _________ corporation (the "Company"), and
Farmers Group, Inc., a Nevada corporation (the "Seller"). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

         WHEREAS, pursuant to that certain Stock Pur chase Agreement, dated as of January 21, 1997 (the "Pur chase Agreement"), by and between the Seller and Great Southern Life Insurance Company (the "Purchaser"), the Purchaser will acquire all of the outstanding capital stock of the Company (the "Acquisition"); and

         WHEREAS, in connection with the Acquisition, the Company and the Seller desire to transfer certain rights and interests with respect to certain trade names and service marks and related names, marks, logos and de signs.

         NOW, THEREFORE, for the sum of ten dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

         1. The Company hereby assigns and transfers to the Seller, its successors, assigns or other legal representatives, without any representations or warran ties whatsoever, whether express or implied by law or otherwise, all of its right, title and interest in and to all trade names and service marks, including, without limitation, those set forth on Schedule I hereto, but excluding those set forth on Schedule II hereto, and all related names, marks, logos and designs (collectively, the "Seller's Marks"), worldwide, together with the good will of the business symbolized by the Seller's Marks, and all income, royalties, damages and payments now or hereafter due or payable in respect thereof, and in and to all causes of action (either in law or in equity) and the right to sue, counterclaim and recover for past, present or future infringement of the rights assigned to the Seller under this Assignment.

         2. The Seller hereby assigns and transfers to the Company, its successors, assigns or other legal representatives, without any representations or warranties whatsoever, whether express or implied by law or otherwise, all its right, title and interest in and to the trade names and service marks set forth on Sched ule II hereto, and all related names, marks, logos and designs (collectively, the "Company's Marks"), worldwide, together with the goodwill of the business symbolized by the Company's Marks, and all income, royalties, damages, and payments now or hereafter due or payable in respect thereto, and in and to all causes of action (either in law or in equity) and the right to sue, counterclaim, and recover for past, present, or future infringement of the rights assigned to the Company under this Assignment.

         3. Each of the Seller and the Company shall execute any papers and perform such other proper acts as such party or its successors or assigns may deem reason ably necessary to secure to the other party, or its successors or assigns, the rights hereby assigned.


                                By:   FARMERS GROUP, INC.

                                      _______________________________
                                      Name:
                                      Title:


                                By:   _______________________________


                                      _______________________________
                                      Name:
                                      Title:

                                                                   SCHEDULE I


Farmers(R)
U.S. Serial No. 74/507/347
Reg. No. 1,899,192
Registered: 06/13/95
        Expires: 06/13/2005

Farmers Credo(TM)

Farmers Insurance Group(R)
U.S. Serial No. 74/384,122
Reg. No. 1,821,673
Registered: 02/15/94
Expires: 02/14/2004

Farmers Insurance Group of Companies(R)
U.S. Serial No. 74-384,116
Reg. No. 1,821,672
Registered: 02/15/94
Expires: 02/15/04

                                                                 SCHEDULE II


If the Company is OSL:

OHIO STATE LIFE INSURANCE COMPANY(R)
U.S. Serial No. 74/536,232
Reg. No. 1,954,094
Registered: 01/02/96
Expires: 01/02/2006

OSL 2000(R)
U.S. Serial No. 74/553,786
Reg. No. 1,984,618
Registered: 07/02/96
Expires: 07/2/2006

OHIO STATE LIFE'S FLEX UL(TM)
U.S. Serial No. 74/552,355
Reg. No. Pending
Filed: 07/22/94

OHIO STATE LIFE'S FLEX UL 10(TM)
U.S. Serial No. 74/532,356
Reg. No. Pending
Filed: 07/22/94

OHIO STATE LIFE'S SECURITERM(TM)
U.S. Serial No. 75/166612
Reg. No. Pending
Filed: 09/16/96

OHIO STATE LIFE SEGMENTED CIRCLE DESIGN
U.S. Serial No. 73/517205
Reg. No. 1,355,788
Filed/Issued: 01/11/85 / 08/20/85
Expires:  08/20/95

If the Company is IGL:

INVESTORS GUARANTY LIFE INSURANCE COMPANY(R)
U.S. Serial No. 74/536,231
Reg. No. 1,905,939
Registered: 07/18/95
Expires: 07/18/2005

INVESTORS GUARANTY LIFE INSURANCE COMPANY(R) & DESIGN
U.S. Serial No. 73/480,488
Reg. No. 1,335,890
Registered: 05/14/85
Expires: 05/14/95

State of _________________

County of _______________

On ____________ before me, ___________________________________________________

personally appeared __________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

___ personally known to me -OR- ______      proved to me on the basis of
                                            satisfactory evidence to be the
                                            person(s) whose name(s) is/are
                                            subscribed to the within instrument
                                            and acknowledged to me that
                                            he/she/they executed the same in
                                            his/her/their authorized
                                            capacity(ies), and that by
                                            his/her/their signature(s) on the
                                            instrument the per son(s) or the
                                            entity upon behalf of which the
                                            person(s) acted, executed the
                                            instrument.


                                    Witness my hand and official seal.



         (SEAL)                     _______________________________________

                                                                    EXHIBIT B


                               LEASE AGREEMENT

                       Dated as of _____________, 1997


                                   Between


                           F.I.G. HOLDING COMPANY,
                          A CALIFORNIA CORPORATION,

                                as Landlord,


                                     and


                   THE OHIO STATE LIFE INSURANCE COMPANY,
                            AN OHIO CORPORATION,

                                  as Tenant

                              TABLE OF CONTENTS

                                                                   Page
                                  ARTICLE I
                    PREMISES, COMMON AREAS AND EQUIPMENT

1.1        Premises.....................................................
1.2        Common Areas; Access.........................................
1.3        Equipment........
1.4        Signage..........

                                 ARTICLE II
                              TERM AND OPTIONS

2.1        Term........................................................
2.2        Options.....................................................

                                 ARTICLE III
                                    RENT

3.1        Payment of Base Rent........................................
3.2        Definition of Rent..........................................
3.3        Late Charges................................................
3.4        Termination-Advance Payments................................

                                 ARTICLE IV
                             OPERATING EXPENSES

4.1        Payment of Operating Expenses...............................
4.2        Definition of Operating Expenses............................
4.3        Definition of Property Taxes................................
4.4        Definition of Tenant's Proportionate Share..................

                                  ARTICLE V
                           SERVICES AND UTILITIES

5.1        Landlord's Obligations......................................
5.2        Tenant's Obligations........................................


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                                 ARTICLE VI
                          USE; COMPLIANCE WITH LAWS

6.1        Use.......................................................
6.2        Compliance with Laws......................................

                                      ARTICLE VII
                    MAINTENANCE, REPAIRS AND ALTERATIONS

7.1        Landlord's obligations....................................
7.2        Tenants' Obligations......................................
7.3        Alterations...............................................
7.4        Code Compliance...........................................
7.5        Tenant's FF&E.............................................

                                ARTICLE VIII
                                  INSURANCE

8.1        Tenant's Required Coverage................................
8.2        Landlord's Required Coverage..............................
8.3        Insurers..................................................
8.4        Additional Insured........................................
8.5        Mutual Waiver of Subrogation Rights.......................
8.6        Indemnity.................................................

                                 ARTICLE IX
                            DAMAGE OR DESTRUCTION

9.1        Damage or Destruction.....................................
9.2        Abatement of Rent; Compliance with Laws...................

                                  ARTICLE X
                                CONDEMNATION

10.1       Takings...................................................
10.2       Partial Taking............................................
10.3       Rental Adjustment.........................................
10.4       Tenant's Claims...........................................


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                                 ARTICLE XI
                                    LIENS

11.1       Liens....................................................

                                 ARTICLE XII
                              RIGHT TO CONTEST

12.1       Right to Contest.........................................

                                ARTICLE XIII
                          ASSIGNMENT AND SUBLETTING

13.1       Transfer.................................................
13.2       Permitted Transfers......................................
13.3       Assumption by Transferee.................................

                                 ARTICLE XIV
                                   DEFAULT

14.1       Events of Default........................................
14.2       Landlord's Remedies......................................
14.3       Landlord's Default.......................................

                                 ARTICLE XV
                                 INSPECTION

15.1       Inspection...............................................

                                 ARTICLE XVI
                        SUBORDINATION; NONDISTURBANCE

16.1       Subordination............................................
16.2       Nondisturbance...........................................

                                ARTICLE XVII
                                  HOLDOVER

17.1       Holdover.................................................


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                                ARTICLE XVIII
                            ESTOPPEL CERTIFICATES

18.1       Estoppel Certificates....................................

                                 ARTICLE XIX
                        NOTICE OF CHANGE IN OWNERSHIP

19.1       Notice of Change in Ownership............................

                                 ARTICLE XX
                          MISCELLANEOUS PROVISIONS

20.1       Notice...................................................
20.2       Entire Agreement.........................................
20.3       Cumulative Remedies......................................
20.4       No Waiver................................................
20.5       Amendments...............................................
20.6       Quiet Enjoyment..........................................
20.7       No Third Party Beneficiary...............................
20.8       Successors and Assigns...................................
20.9       Governing Law............................................
20.10      Captions.................................................
20.11      Gender; Number...........................................
20.12      No Brokers...............................................
20.13      Counterparts.............................................
20.14      No Recording.............................................
20.15      Severability.............................................
20.16      Attorneys' Fees..........................................




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                               EXHIBIT LIST


Exhibit "A"   --               The Legal Description of The Land

Exhibit "B"   --               The Premises on The Base ment of The Building

Exhibit "C"   --               The Premises on The First Floor of The Building

Exhibit "D"   --               The Premises on The Third Floor of The Building

Exhibit "E"   --               The Premises on The Fifth Floor of The Building

Exhibit "F"   --               The Equipment on the Roof of the Building

Exhibit "G"   --               The Equipment on the Top Floor of the Building

Exhibit "H"   --               The Equipment on the Basement of the Building

Exhibit "I"   --               Signage

Exhibit "J"   --               Janitorial Services

                               LEASE AGREEMENT


         THIS LEASE AGREEMENT ("Lease") is made and entered into as of _________, 1997, by and between F.I.G. HOLDING COMPANY, a California corporation ("Landlord"), and THE OHIO STATE LIFE INSURANCE COMPANY, an Ohio corporation ("Tenant").

                                  RECITALS

         WHEREAS, Landlord is the owner of a fee simple interest in:
(i) that certain real property located in the City of Columbus, County of Franklin, State of Ohio, as more particularly described on Exhibit "A" attached hereto (the "Land"); and (ii) those certain improvements and fixtures located on or in the Land, including, without limitation, that certain office building commonly known as 2500 Farmers Drive (the "Building" and, together with the Land, the "Project"); and

         WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, among other things, a portion of the Building upon and subject to the terms and conditions set forth herein.

                                  AGREEMENT

         NOW, THEREFORE, in consideration of the Rent (as hereinafter defined), the mutual covenants and agreements set forth in this Lease and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:


                                  ARTICLE I
                    PREMISES, COMMON AREAS AND EQUIPMENT


         1.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby takes and hires from Landlord, upon and subject to the terms, covenants and conditions set forth herein, the following property (collectively, the "Premises"):

         (a) that portion of the basement of the Build ing, as more particularly set forth on Exhibit "B" attached hereto (the rentable square footage of which shall, following the date hereof, (i) be determined by a licensed architect in

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


accordance with BOMA standards and (ii) be confirmed in writing by the parties hereto);

         (b) that portion of the first (1st) floor of the Building, as more particularly set forth on Exhibit "C" attached hereto (the rentable square footage of which shall, following the date hereof, (i) be determined by a licensed architect in accordance with BOMA standards and (ii) be confirmed in writing by the parties hereto);

         (c) that portion of the third (3rd) floor of the Building, as more particularly set forth on Exhibit "D" attached hereto (the rentable square footage of which shall, following the date hereof, (i) be determined by a licensed architect in accordance with BOMA standards and (ii) be confirmed in writing by the parties hereto); and

         (d) that portion of the fifth (5th) floor of the Building, as more particularly set forth on Exhibit "E" attached hereto (the rentable square footage of which shall, following the date hereof, (i) be determined by a licensed architect in accordance with BOMA standards and (ii) be confirmed in writing by the parties hereto).

        1.2 COMMON AREAS; ACCESS. During the Term, Landlord grants to Tenant the non-exclusive right to use, in common with other tenants in the Building, the following areas appurte nant to the Premises (collectively, the "Common Areas"): (i) the common entrances, lobbies, rest rooms, kitchens, cafeterias, elevators, fire escapes and other emergency exits, stairways and access ways, loading docks, ramps, drives and platforms, and any passage ways and serviceways thereto, and the common pipes, conduits, wires and equip ment serving the Premises; (ii) common walkways and sidewalks necessary for access to the Building; and (iii) three hundred twenty five (325) parking spaces.

         Landlord reserves the right from time to time, without unreasonable interference with Tenant's use of the Premises and/or unreasonable diminution or interference with the Common Areas within or outside the Building, to alter or relocate any common facilities, to expand the Building, and to install, relocate, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to portions of the Build ing above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas.

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



        1.3 EQUIPMENT. Tenant acknowledges that in order for Landlord to use and enjoy that portion of the first (1st) floor of the Building that is not part of the Premises (the "Data Center") as a computer center, Landlord must retain access to certain environmental equipment for the operation of Landlord's computers. Accordingly (and notwithstanding anything to the contrary contained herein), during the Term, the parties hereby acknowledge and agree that Landlord shall have the right to use (and have access to) the following equipment (collectively, the "Equipment"):

         (a) the water cooling systems and related equip ment located on that portion of the roof of the Building as set forth on Exhibit "F" attached hereto;

         (b) the condensers, pumps and related equipment located on that portion of the top floor of the Building as set forth on Exhibit "G" attached hereto;

         (c) the pumps and related equipment located on that portion of the basement of the Building as set forth on Exhibit "H" attached hereto; and

         (d) the electrical wires, conduits, conduit switches and cables located in any and all risers, vertical shafts and horizontal raceways of the Building, that are used to connect any of the Equipment described in para graphs (a), (b) and (c) above to the Data Center or to the uninterrupted power supply system located at 2400 Farmer's Drive, Columbus, Ohio.

         1.4 SIGNAGE. Landlord shall permit Tenant to post signs as set forth on Exhibit "I" attached hereto.


                                 ARTICLE II
                              TERM AND OPTIONS

          2.1 TERM. The term of this Lease shall be for a period of three (3) years (the "Term"), commencing on the date hereof (the "Commencement Date") and, unless sooner terminated or extended as hereinafter provided, expiring on the last day of the calendar month in which the third (3rd) year anniversary of the Commencement Date occurs (the "Expira tion Date"); provided, however, that Tenant shall have the option to terminate, effective as of the last day of the calendar month in which the second (2nd) year anniversary of the Commencement Date occurs (i.e., approximately two (2) years after the date hereof), that portion of this Lease that relates to the Premises located on any one (1) floor of the Building

(which floor shall be selected by Tenant), by delivering written notice of such termination (including an identification of the floor to be terminated) to Landlord not later than one hundred twenty (120) days prior to the expiration of the last day of the calendar month in which the second (2nd) year anniversary of the Commencement Date occurs, and in the event that Tenant elects to terminate such portion, all Rent to be paid by Tenant to Landlord and all parking spaces to be provided by Landlord to Tenant under the terms of this Lease shall be proportionately reduced to reflect the reduction in the rentable square footage of the Premises as a result of such termination.

        2.2 OPTIONS. Tenant shall have six (6) consecutive options (each, an "Option") to extend the Term for a two-year period (each an "Option Term") upon and subject to all of the same terms and conditions hereof (and subject to the Rent increase as set forth in Section 3.1 hereof). Tenant may elect to exercise each Option and to extend the Term by delivering written notice of such election to Landlord not later than one hundred twenty (120) days prior to the Expiration Date then in effect, in which event the Term (and the Expiration
Date) shall be extended for two (2) years from and after the Expiration Date then in effect. If Tenant fails to exercise an Option in accordance with the terms hereof (thereby opting not to extend the Term of this Lease), then all subsequent Options shall be cancelled and extinguished. Landlord and Tenant hereby agree that as consideration for Tenant's exercising the first of the six
(6) Options, Landlord shall (i) replace the carpet in the Premises, at Landlord's sole cost and expense, with new carpet of the same type and quality as the carpet that exists in the Premises on the Commencement Date, (ii) repaint all painted areas throughout the Premises, at Landlord's sole cost and expense, using the same type and quality of paint as the paint that exists in the Premises on the Commencement Date, and (iii) perform the above-mentioned work within the first sixty (60) days of such Option Term.


                                 ARTICLE III
                                    RENT

        3.1   Payment of Base Rent. Subject to the provisions of Article IX and
Article X hereof, Tenant shall pay to Land lord the sum of Fourteen Dollars ($14.00) per rentable square foot of the Premises per year ("Base Rent"), one-twelfth (1/12) of which shall be payable, in advance, on or before the first (1st) day of each calendar month during the Term. If the Term shall commence on a day other than the first day of a calendar month or shall end on a day other than the last day of a calendar month, then the Base Rent for the first and/or last partial calendar month of the Term, as the case may be, shall be prorated based on the actual number of days elapsed in a 360 day year.

         In the event that Tenant exercises its second (2nd) Option in accordance with the terms hereof, the Base Rent during such second (2nd) Option Term (and during the Option Term of any subsequently exercised Option) shall be equal to the Market Rent (as hereinafter defined); pro vided, however, that in no event shall the Base Rent for such Option Terms be less than Fourteen Dollars ($14.00) per rentable square foot of the Premises per year. As used herein, the term "Market Rent" shall mean the fair market value per rentable square foot of the Premises, taking into account all relevant factors, as determined by mutual agreement of Landlord and Tenant. In the event that Landlord and Tenant are unable to agree upon the Market Rent on or before the thirtieth (30th) day following Landlord's receipt of Tenant's notice exercising the second (2nd) Option, the matter shall be submitted to arbitration (in accordance with the terms of the following paragraph) with each Arbitrator (as hereinafter defined) being a member of the American Institute of Real Estate Appraisers (or any successor association or body of comparable standing) and having been engaged in the appraisal of commercial real estate situated in Franklin County, Ohio for a period of not less than five (5) years immediately preceding his appointment.

         In the event that arbitration is required pursuant to the terms of the preceding paragraph, such arbitration shall be conducted by a single arbitrator (an "Arbitrator") agreed upon by Landlord and Tenant within ten (10) days of the commencement of the dispute. In the event that Landlord and Tenant are unable to agree upon an Arbitrator within such period, each party shall, within the next five (5) days, appoint an Arbitrator. The appointed Arbitrators shall determine the Market Rent. In the event that the Arbitrators are unable to agree upon the Market Rent within twenty (20) days of their appointment, the Arbitrators shall appoint, within such twenty
(20) day period, a third Arbitrator, and the Market Rent shall be the average of the determination prepared by said third Arbitrator and the determination (prepared by either of the first two Arbitrators) which is closest in value to (whether greater than or less than) the determination prepared by the third Arbitrator. In the event that either party fails to appoint an Arbitrator in accordance with the terms hereof, the decision of the other Arbitrator shall be binding. In the event that the two Arbitrators ap pointed are unable to agree upon the appointment of a third Arbitrator in accordance with the terms hereof, then either party, acting on behalf of both, may request such appoint ment by the [Presiding Judge of the Superior Court of the State of Ohio in and for the County of Franklin]. In the event of the failure, refusal or inability of any Arbitra tor to act, a new Arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as hereinbefore provided for the appointment of such Arbitrator so failing, refusing, or unable to act. The fees and expenses of the Arbitrators shall be borne as follows: (i) the fees and expenses of a single Arbitrator shall be borne equally by Landlord and Tenant;
(ii) each party shall bear the fees and expenses of the Arbitrator appointed by it; and (iii) the fees and expenses of the third Arbitrator (if any) shall be borne equally by Landlord and Tenant (provided, however, that the Arbitra tors may, in their discretion, award reasonable costs and fees to the prevailing party). Any Arbitrator appointed pursuant to the terms of this paragraph shall be a disin terested party and any arbitration proceedings shall be held in Franklin County, Ohio, in accordance with the rules then in effect of the American Arbitration Association (or any successor association or body of comparable standing) and this agreement to arbitrate shall be specifically enforceable. Any award rendered by such arbitration shall be final and binding on each of the parties and any judgment may be entered thereon in [the Superior Court of Franklin County, Ohio] or any other court of competent jurisdiction.

        3.2 DEFINITION OF RENT. All costs and expenses which Tenant assumes or agrees to pay to Landlord under this Lease shall be deemed additional rent (which, together with the Base Rent is sometimes referred to herein as the "Rent"). The Rent shall be paid to Landlord at Landlord's address set forth in
Section 20.1 hereof, or to such other person or address as Landlord shall designate to Tenant in writing from time to time, without any setoff, deduction, abate ment, prior notice or demand except as otherwise spe cifically provided in this Lease, in lawful money of the United States of America.

        3.3    LATE CHARGES. Any Rent not paid by Tenant on or before the tenth
(10th) business day following the day that such Rent is due hereunder shall bear interest from the date due to the date of payment at the rate of twelve percent (12%) per annum (but in no event in excess of the maximum rate permitted by law).

        3.4 TERMINATION-ADVANCE PAYMENTS. Upon termination of this Lease pursuant to Article IX or Article X hereof, an equitable adjustment shall be made concerning advance Rent and any advance payments made by Tenant to Landlord.

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                                 ARTICLE IV
                             OPERATING EXPENSES

        4.1 PAYMENT OF OPERATING EXPENSES. In the event that the Operating Expenses (as hereinafter defined) for any calendar year during the Term exceed the Operating Expenses for the 1997 calendar year (the "Base Year"), Tenant shall pay to Landlord, in addition to the Base Rent and all other payments due under this Lease, an amount equal to Tenant's Proportionate Share (as hereinafter defined) of the Excess Expenses (as hereinafter defined) in accordance with the provisions of this Article IV.

        4.2 DEFINITION OF OPERATING EXPENSES. (a) The term "Operat ing Expenses" shall mean the reasonable costs and expenses incurred by Landlord in connection with the operation, maintenance, repair and ownership of the Building that are properly allocable to the Premises, as determined in accor dance with generally accepted accounting principles, consistently applied, including, without limitation, the following costs and expenses: (1) salaries, wages, bonuses and other compensation of all persons at or below the level of Building manager employed full time in the performance of duties directly connected with the operation, repair, or maintenance of the Building ("Landlord's Employees") (including, without limitation, engineers, janitors, painters, floor waxers, window washers, security, and gardeners), but excluding persons performing services not uniformly available to or performed for substantially all of the tenants of the Project; (2) payroll, social securi ty, workers' compensation, unemployment and similar taxes with respect to Landlord's Employees, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to Landlord's Employees; (3) uniforms (including the cleaning, replacement and pressing thereof) provided to Landlord's Employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insur ance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord and, after the Base Year, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy (provided that such deductible amount shall not exceed $25,000 for the Building each year); (5) water charges and sewer rents or fees; (6) license, permit and inspection fees; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building and Building systems and equipment; (8) the actual cost of management of the Project, whether managed by Landlord or an independent contractor, in an amount not to exceed 3% of Landlord's gross rental revenues from the Building; (9) non-capital repairs to and physical maintenance of the Building, including Building systems and appurtenances thereto and normal repairs;

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

(10) janitorial, window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical and other Building equipment and systems or as may otherwise be necessary or proper for the operation or maintenance of the Building; (11) supplies, tools, materials, and equip ment used in connection with the operation, maintenance or repair of the Building;
(12) reasonable accounting, legal and other professional fees and expenses; (13) painting the exterior or the public or Common Areas of the Building and the cost of maintaining the sidewalks, landscaping and other Common Areas of the Building; (14) all costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Building; (15) the cost of furniture, draperies, carpeting, landscap ing and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord for use in the Common Areas of the Building, such costs to be amortized over the useful life thereof; and (16) subject to the limitation set forth in Section 4.3(b) hereof, Property Taxes (as hereinafter defined). No particular item of expense shall be included in the calculation of Operating Expenses more than once.

         (b) Notwithstanding anything to the contrary contained herein, Operating Expenses shall not include the following: (i) depreciation on the Building or equipment or systems therein; (ii) debt service (including, without limitation, interest, principal, points, amortization, commissions or fees);
(iii) rental under any ground or underlying lease; (iv) attorneys' fees, charges and disbursements and other costs and expenses incurred in connection with lease negotiations with prospective Building tenants or any disputes with Building tenants; (v) the cost of any repairs, improvements, alterations or equipment which would be properly classified as capital expenditures according to generally accepted accounting principles and practices; (vi) the cost (including permits, licenses and inspection fees) of decorating, improving for tenant occupancy, renovating, painting or redecorating portions of the Building to be demised to tenants; (vii) wages, salaries or other compensation paid to any executive employees of Landlord or of Landlord's agents above the function of Building manager; (viii) advertising and promotional expenditures; (ix) real estate broker's or other leasing commissions or costs; (x) penalties or other costs incurred due to a violation by Landlord, as deter mined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease relating to the Building, except to the extent that such costs reflect costs that would have been incurred by Landlord absent such violation; (xi) repairs and other work occasioned by any uninsured casualty and, subject to the provisions of item (4) in Section 4.2(a) above, any insured casualty, to the extent that Landlord is reimbursed by insurance proceeds, and other work paid from insurance or condemnation proceeds; (xii) costs, penalties or fines arising from Landlord's violation of any applicable governmental rule or authority except to the extent that such costs reflect costs that would have been incurred by Landlord absent such violation; (xiii) all direct costs of refinancing, selling or exchang ing the Building or any interest therein, including broker's commissions, attorneys' fees, charges and dis bursements and closing costs; (xiv) Landlord's general corporate office overhead and administrative expenses (which shall not be deemed to include the management fee provided for in item (8) of Section 4.2(a) above); (xv) all costs associated with the presence, abatement, removal and monitoring of any asbestos, chlorofluorocarbons or hazard ous materials and any abatement or removal activities in connection therewith;
(xvi) any expense for which Landlord is actually directly reimbursed by a tenant or other party; (xvii) amounts paid to affiliates of Landlord for materials or services to the extent that the cost of such materials or services is in excess of the normal range of costs for similar materials or services under normal circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable buildings; (xviii) all costs of services or other benefits made available without separate charge to other tenants of the Building, which services or benefits are not made available without separate charge to Tenant; (xix) the excess cost portion of all services or other benefits provided to other tenants of the Building in substantially greater quantities (on a per square foot basis) or at a substantially greater cost (on a per square foot basis) than provided to Tenant; (xx) all costs of correcting defects in the initial construction of the Building; (xxi) costs for utilities for which any tenant of the Building directly contracts with a utility company; (xxii) all costs to the extent arising from the gross negligence or willful misconduct of Landlord or its employees or agents; (xxiii) all costs arising from Landlord's charitable or political contributions; (xxiv) all costs of purchasing or leasing sculpture, paint ings or other objects of art; and (xxv) all costs to construct, operate and maintain any additions to the Building made subsequent to the date of this Lease.


         (c) Landlord hereby agrees that the Operating Expenses shall not be a profit center for Landlord. Operating Expenses are intended to be "net" only and, therefore, should be reduced by the amount of any insurance or warranty reimbursement or recovery, other reimbursement, recoupment, payment, discount, credit, reduction, allowance or the like received by Landlord or its agent in respect of such Operating Expenses. Landlord shall promptly, diligently and actively pursue any and all insurance, warranty or other claims relating to costs that are included in Operating Expenses. In no event shall Landlord be entitled to a reimbursement (under this Section 4.2 and comparable paragraphs of other tenants' leases) (i) from

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


tenants of the Building for Operating Expenses in excess of one hundred percent (100%) of the cost actually incurred therefor in any applicable calendar year, or (ii) from Tenant for an amount in excess of the Tenant's Proportion ate Share of the cost actually incurred for any Operating Expense in any applicable calendar year. Notwithstanding anything to the contrary contained in this
Section 4.2, to the extent that a portion of any item of Operating
Expense is attributable to any building or business other than the Building, only that portion of the cost of such item allocable to the Building shall be included as an Operating Expense, provided that such includable portion when added to all other portions of such item shall not exceed 100% of the cost of such item.

        4.3 DEFINITION OF PROPERTY TAXES. As used herein, the term "Property Taxes" shall include: all taxes, assessments, water and sewer charges and other similar governmental charges levied on or attributable to the Project or its operation, including, without limitation, (a) real property taxes or assessments levied or assessed against the Project, (b) assessments or charges levied or assessed against the Project by any redevelopment agency, and
(c) any tax measured by gross rentals received from the leasing of the Premises or the Project (other than excess profits taxes, franchise taxes, gift taxes, transfer taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes applied or measured by Landlord's general net income, as opposed to rents, receipts or income attributable to opera tions at the Premises). Property Taxes shall not include interest and/or penalties assessed as a result of any late payment.

        4.4 DEFINITION OF TENANT'S PROPORTIONATE SHARE. As used herein, the term "Tenant's Proportionate Share" shall mean a frac tion, the numerator of which is equal to the rentable square feet of the Premises (which number shall, following the date hereof, (i) be determined by a licensed architect in accor dance with BOMA standards and (ii) be confirmed in writing by the parties hereto) and the denominator of which is equal to the rentable square feet of the Project (which number shall, following the date hereof, (a) be determined by a licensed architect in accordance with BOMA standards and (b) be confirmed in writing by the parties hereto). Tenant's Proportionate Share of Operating Expenses shall be payable by Tenant to Landlord as follows:

         (a) Beginning with the calendar year following the Base Year and for each calendar year thereafter (each, a "Comparison Year"), Tenant shall pay to Landlord, in the manner and at the times provided in subparagraphs (b) and (c) below, an amount equal to Tenant's Proportionate Share multiplied by the amount by which Operating Expenses in curred by Landlord in the Comparison Year exceed


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

Operating Expenses incurred by Landlord in the Base Year. This excess is referred to herein as the "Excess Expenses."

         (b) On or before the fifth (5th) business day prior to the expiration of the Base Year and each Compar ison Year during the Term, Landlord shall deliver to Tenant a notice setting forth Landlord's reasonable estimate of the amount of Tenant's Proportionate Share of Excess Ex penses payable during such Comparison Year (such amount being referred to herein as the "Estimated Excess Expense Amount"). On the first day of each calendar month during the Term, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12) of the Estimated Excess Expense Amount then in effect. It is the intention hereunder to estimate on annual basis the amount of Tenant's Proportionate Share of Excess Expenses for each Comparison Year, and then to make an adjustment in the following year, as provided in subparagraph (c) below, based on the actual Operating Expenses incurred for such Comparison Year.

         (c) On or before March 15 of each Comparison Year after the first Comparison Year, Landlord shall deliver to Tenant a statement (the "Annual Statement") setting forth actual Operating Expenses for the immediately preceding Comparison Year, together with a reasonably detailed breakdown of Operating Expenses incurred in such Comparison Year. If Tenant's Proportionate Share of the actual Excess Expenses for the immediately preceding Com parison Year exceeds the aggregate amount of monthly pay ments of the Estimated Excess Expense Amount made by Tenant for such Comparison Year, then Tenant shall pay Landlord the amount of such deficiency within thirty (30) days of the receipt of the Annual Statement. If the aggregate amount of the monthly payments of the Estimated Excess Expense Amount made by Tenant for such Comparison Year exceeds Tenant's Proportionate Share of the actual Excess Expenses for such Comparison Year, then Landlord shall (i) credit against Tenant's ensuing monthly installments of additional rent for the remainder of such Comparison Year an amount equal to such deficiency until the credit is ex hausted and (ii) not later than five (5) business days prior to each calendar month in which such credit is due, deliver to Tenant a credit statement setting forth the amount of the credit to be applied to additional rent in such calendar month and the amount of additional rent, if any, payable in such month. If a credit is due from Land lord to Tenant on the Expiration Date, then Landlord shall pay Tenant the amount of the credit within thirty (30) days following the Expiration Date. The obligations of Tenant and Landlord to make payments required under this
Section 4.4 shall survive the Expiration Date.

         (d) Tenant's Proportionate Share of Excess Expenses in any Comparison Year having less than 360 days shall be appropriately prorated.

         (e) Tenant (or Tenant's designee or consultant) shall have the right after reasonable notice and at reason able times to inspect and audit Landlord's accounting records at Landlord's accounting office and if, after such inspection, Tenant still disputes the amount of Tenant's Proportionate Share of Excess Expenses, a certification as to the proper amount shall be made by an independent Big 6 certified public accountant. Tenant agrees to pay the cost of such certification unless it is determined that Land lord's original statement overstated Tenant's Proportionate Share of Excess Expenses by more than five percent (5%), in which event Landlord shall pay the cost of such certifica tion and the costs of Tenant's inspection or audit.


                                  ARTICLE V
                           SERVICES AND UTILITIES

        5.1 LANDLORD'S OBLIGATIONS. (a) Subject to the provisions of this Lease, including, without limitation, subparagraph (b) below and the limitations and restrictions imposed by applicable laws and government and utility company regula tions, Landlord shall, at its sole cost and expense: (i) furnish or cause to be furnished to the Building twenty-four (24) hours a day, during each day of the Term, electricity suitable for the intended use of the Premises, hot and cold running water, scavenger and recycling service, and elevator service; (ii) provide to the Premises window washing service for exterior windows and those janitorial services set forth on Exhibit "J" attached hereto and made a part hereof; (iii) maintain and keep lighted the Common Areas in the Building; and (iv) provide heating, ventilation and air conditioning ("HVAC") to the Premises on all business days starting no later than 7:00 a.m. and ending no earlier than 6:00 p.m. Any HVAC required by Tenant for any days and hours other than those in the preceding sentence shall be provided to the Pre mises, upon reasonable notice by Tenant to Landlord, and Tenant shall pay the actual costs to Landlord of providing such HVAC as such costs are established from time to time, within five (5) business days of receipt of an invoice from Landlord therefor. Landlord represents, warrants, cove nants and agrees that throughout the Term and any extension thereof, said electrical capacity shall not be reduced, and may be increased, as reasonably requested by Tenant, in order to sustain Tenant's intended use of the Premises; provided, however, that any costs relating to such increase shall be incurred and paid by Tenant. Notwithstanding anything to the contrary contained herein, Landlord shall (if reasonably possible) deliver to Tenant written notice of any intended interruption (including, without limitation any cessation or diminution) in the electricity or water supply affecting the Premises, within a reasonable period prior to such interruption.

         (b) As used herein, "Essential Services" shall mean (i)
ingress and egress to the Building (including, without limitation, emergency exits), the Premises, the rest rooms in the Building and the Building's parking area; (ii) HVAC; (iii) life safety systems; (iv) mechanical systems; (v) plumbing and waste disposal systems; and (vi) electrical systems. Notwithstanding the provisions of subparagraph (a) above, if any of the Building equipment or machinery should cease to function properly, or should any other event occur which results in the cessation or diminu tion of Essential Services (hereinafter "Service Interrup tion"), Landlord shall use its reasonable efforts to repair or remedy the Service Interruption as soon as possible. In the event that Landlord has been notified of such Service Interruption and Landlord has not repaired or remedied, or taken reasonable action to repair or remedy, a Service Interruption within twenty-four (24) hours after the date of occurrence and such Service Interruption is not caused by an "Event of Force Majeure" (as hereinafter defined), Tenant shall (a) be entitled to an abatement of Rent from the date of the commencement of such Service Interruption to the later of (1) the date on which Landlord takes reasonable action to repair or remedy such Service Inter ruption or (2) the date on which this Lease is terminated by Tenant, if Tenant elects to terminate this Lease as hereinafter provided, and (b) have the right, but not the obligation, to cure said Service Interruption and deduct Tenant's cost thereof from the next installment or install ments of Rent becoming due. In the event that (x) Landlord has been notified of such Service Interruption, (y) such Service Interruption has not been repaired or remedied on or before the tenth
(10th) day after the date on which Landlord receives such notice (for any reason other than an Event of Force Majeure) and (z) such Service Interruption can be reasonably repaired or remedied within such period, Tenant shall have the right, but not the obligation, to terminate this Lease effective as of such tenth (10th) day, provided that in the event that Tenant does elect to terminate this Lease, Tenant shall have up to ninety (90) days following such termination to relocate its personal property, equipment, computers and FF&E located within the Premises. Tenant shall be responsible for the payment of Rent for the period of time that its personal property, equipment, computers and FF&E remain located within the Premises. Commencing on the date on which Tenant is entitled to an abatement of Rent as set forth in this Section 5.1, Tenant may, in addition, maintain an action in equity for specific performance. Nothing herein shall prevent Tenant from defending against a suit filed by Landlord for non-payment of Rent on the grounds of con structive eviction. As used herein, the term "Event of Force Majeure" shall mean any event beyond Landlord's control, including, without limitation, an act of God, governmental, regulatory or judicial authority, war, blockade, insurrection, riot, labor dispute, or casualty.

         (c) Landlord shall, at Landlord's expense, install a separate electric meter or sub-meter (subject to utility company requirements) in order to measure electric ity consumed by Tenant on the Premises.

         5.2 TENANT'S OBLIGATIONS. (a) Tenant shall pay for, prior to delinquency, all telephone and other materials and services not expressly the obligation of Landlord that are furnished to or used on or about the Premises during the Term or any Option Term.

         (b) In addition to Base Rent, Tenant shall pay for all electricity utilized by Tenant at the Premises, as measured by a separate meter respecting the Premises.

                                 ARTICLE VI
                          USE; COMPLIANCE WITH LAWS

        6.1 Use. Tenant shall be entitled to use the Premises for general office operations. Landlord shall cooperate with Tenant in securing from any public authority any permits or licenses that may be required by Tenant for the conduct and operation of Tenant's business or for the proper use of the Premises. Tenant shall not use or occupy, or permit the use or occupancy of, all or any portion of the Premises for any unlawful purpose.

        6.2 Compliance with Laws. Subject to Tenant's Right to Contest (as hereinafter defined), Tenant shall comply with, and if necessary make all such alterations so that the Premises is in compliance with, all laws, ordinances, rules and regulations of all governmental authorities applicable thereto and to the use thereof ("Legal Requirements"), other than (a) structural changes to the Building and (b) compliance for which Landlord is expressly responsible under this Lease.

                                 ARTICLE VII
                    MAINTENANCE, REPAIRS AND ALTERATIONS

        7.1 Landlord's Obligations. Landlord shall maintain in good order, condition and repair the Building, all mechanical and utility systems, Common Areas and all other portions of the Premises, except to the extent that Tenant is obligated to maintain the Premises pursuant to the terms of this Lease, including, without limitation, Section 7.2 hereof. Except as otherwise expressly provided herein, Landlord shall complete all repairs within thirty (30) days of the date on which Landlord is notified or becomes aware of the need to make such repairs; provided, however, that if the nature of a repair is such that it cannot reasonably be completed within such thirty (30) day period, then Landlord shall not be in default of its obligations under this Section 7.1 if Landlord commences the repair in question within such thirty (30) day period and thereafter dili gently pursues the repair to completion.

        7.2 TENANT'S OBLIGATIONS. Except for services furnished by Landlord pursuant to this Article VII, Tenant, at Tenant's sole cost and expense, shall maintain the Premises in good order, condition and repair, including, without limitation, the interior surfaces of the ceilings, walls and floors, all doors, interior windows, fixtures and special items in excess of Building standard furnishings and equipment installed by or for the benefit of or at the expense of Tenant.

        7.3 ALTERATIONS. Tenant, at its sole cost and expense, may make any non-structural changes and alterations to the Premises as Tenant shall reasonably deem necessary or desirable without the approval of Landlord. Tenant shall not make structural changes or alterations to the Premises without the prior written consent of Landlord. As used herein, "Alterations" shall mean any change or alterations to be made to the Premises by Tenant. Landlord agrees to join in the application for, and execute all instruments necessary to obtain, any permits, licenses or authoriza tions in connection with Alterations which are permitted herein or to which Landlord has consented. Upon the termination of this Lease and Tenant's relocation of its personal property, equipment, computers and FF&E within ninety (90) days following such termination in accordance with the terms hereof (including, without limitation, Tenant's payment of Rent for the period of time that its personal property, equipment, computers and FF&E remain located within the Premises), Tenant shall surrender the Premises to Landlord in the condition that existed on the Commencement Date (ordinary wear and tear, repairs and replacements required to be made pursuant to this Lease, loss by fire, casualty, condemnation, and alterations, additions and improvements herein permitted, all excepted).

        7.4 Code Compliance. All work done in connection with any maintenance, repair, Restoration (as hereinafter defined) and/or Alterations shall be done in a good and workmanlike manner and in compliance with any and all Legal Require ments, including, without limitation, applicable building codes, ordinances, rules and regulations.

        7.5 Tenant's FF&E. All furniture, fixtures, equipment and property of any nature that may be installed or placed in or upon the Premises by Tenant (collectively, "FF&E") shall remain the property of Tenant. FF&E may be relocated within the Premises by the Tenant with Landlord's consent, which shall not be unreasonably withheld. Landlord hereby waives any right it may now or hereafter have in the FF&E. Tenant may assign, lien, encumber, mortgage or create a security interest in or upon the FF&E without the consent of Landlord and may remove the FF&E at any time during the Term. Upon the request of Tenant, Landlord agrees to provide Tenant, within ten (10) days of such request, a written waiver, in form reasonably satisfactory to Tenant, evidencing Landlord's waiver of any rights it may have in the FF&E.


                                ARTICLE VIII
                                  INSURANCE

         6.1 Tenant's Required Coverage. At all times during the Term, Tenant shall, at its expense, maintain or cause to be main tained insurance as set forth in this Article VIII:

         (a) all-risk property insurance (including fire, smoke, explosion, vandalism and malicious mischief) cover ing loss or damage to the FF&E and other property located at the Premises, in the amount of full replacement value thereof; provided that Tenant shall be required to maintain insurance for tornado, collapse and flood only to the extent that such insurance is customarily carried for comparable Premises in the area and is available at commer cially reasonable rates and terms;

         (b) commercial general liability insurance against claims for personal injury or death and property damage occurring upon, in or about the Premises, in the sum of $5,000,000 combined single limit per occurrence and $10,000,000 all-inclusive umbrella coverage; and

         (c) workers' compensation insurance as required by state law with respect to Tenant's employees.

         8.2 Landlord's Required Coverage. At all times during the Term, Landlord shall, at its expense, maintain or cause to be maintained insurance as set forth in this Article VIII:

         (a) all-risk property insurance (including fire, smoke, explosion, vandalism and malicious mischief) cover ing loss or damage to the Building, in the amount of full replacement value thereof, with a deductible provision, if any, that does not materially exceed that which prudent, efficient operators of comparable first-class high-rise office buildings in the area surrounding the Project would carry from time-to-time in the exercise of reasonable busi ness judgment; and

         (b) commercial general liability insurance with amounts of coverage Landlord deems appropriate in its good faith business judgment, but in no event less than $10,000,000 in coverage.

        8.3 INSURERS. All insurance provided for under this Lease shall be effected under valid and enforceable policies issued by insurers of recognized responsibility who are licensed to do business in the State of Ohio. Such insur ance may be carried by either party as part of a blanket coverage for all real property owned or leased by such party.

        8.4 ADDITIONAL INSURED. All policies of insurance required to be obtained by either party pursuant to Sections 8.1 (a), 8.1 (b), 8.2 (a) and 8.2
(b) hereof shall (a) name such party as the insured thereunder, (b) provide that all insurance proceeds thereunder shall be payable to such party, (c) name the other party as an additional insured (provided, however, that Landlord's all risk policy described in Section 8.2 hereof shall not name Tenant as an additional insured), and (d) contain an endorsement requiring thirty (30) days' prior written notice from the insurer to the other party before cancellation or modifica tion thereof. The loss, if any, under the insurance policies required to be obtained by either party pursuant to Sections 8.1 (a), 8.1 (b), 8.2 (a) and 8.2 (b) hereof, shall be adjusted with the insurers, or their authorized representatives, by such insured party.

        8.5 Mutual Waiver of Subrogation Rights. Notwithstanding anything to the contrary contained in this Lease, each party hereto hereby releases the other respective party and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party's fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Land that is caused by or results from risks insured against under any fire and extended coverage insurance policies actually carried by such releasing party or deemed to be carried by such releasing party. For purposes of this Section 8.5, Tenant and Landlord shall be deemed to be carrying any of the insurance policies required pursuant to Sections 8.1 and 8.2 hereof but not actually carried by Tenant or Landlord. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other aforesaid released parties in connection with any matter covered by such policy.

        8.6 Indemnity. Tenant shall indemnify, defend and hold Land lord harmless from and against any and all liabilities, fines, claims, demands, actions, costs and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements), which may be imposed upon or incurred by or asserted against Landlord by the occurrence of any accident or injury, including death or damage to person and property, in or about the Premises during the Term, unless arising as a result of the gross negligence or willful acts or omissions of Landlord or any agent of Landlord.


                                 ARTICLE IX
                            DAMAGE OR DESTRUCTION

        9.1 Damage or Destruction. If all or a portion of the Premises is damaged by fire or other casualty, or if the Building is so damaged that access to or use and occupancy of the Premises is materially impaired (any such fire or other casualty to the Premises or Building is hereinafter referred to as "Damage"), Landlord shall within ten (10) business days after the occurrence of the Damage give Tenant notice of Landlord's reasonable estimate of the time required to repair such Damage (the "Damage Estimate"). If the Damage Estimate is ninety (90) days or less, then Landlord shall repair the Damage (such repair being referred to herein as a "Restoration") and this Lease shall remain in full force and effect. If the Damage Estimate is more than ninety (90) days, Landlord, at its option exercised by written notice to Tenant (such a notice being referred to herein as "Landlord's Notice") within thirty (30) days of the date of the Damage, shall either (a) repair the Damage, in which event this Lease shall continue in full force and effect, or (b) if the Premises is damaged to such an extent that Tenant is prevented from operating its business at the Premises substantially in the manner in which such business was conducted prior to the occurrence of such Damage, terminate this Lease effective as of the date specified by Landlord in Landlord's Notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such Landlord's Notice is given. If the Damage Estimate is more than ninety (90) days, and Landlord elects to repair the Damage or fails to deliver Landlord's Notice within the time period required hereunder, then Tenant may (by delivering written notice to

Landlord within thirty (30) days after Tenant receives the Damage Estimate) choose, in Tenant's sole and absolute discretion, to terminate this Lease effective as of the date of such Damage. In the event that neither party elects to terminate this Lease pursuant to this Section 9.1, and Landlord fails to substantially complete its repair of the Damage within thirty (30) days after the expiration of the time period set forth in the Damage Estimate (which period shall be extended to the extent of any delays caused by Tenant or Events of Force Majeure), then Tenant may terminate this Lease by delivering written notice thereof to Landlord. Notwithstanding anything to the contrary in this
Section 9.1, Landlord shall not termi nate this Lease as a result of a fire or
casualty, unless it also exercises any comparable rights to     terminate the
leases of all tenants in the Building that are similarly affected by the fire or casualty. In the event that this Lease is terminated pursuant to the provisions of this Section 9.1, Tenant shall have up to ninety (90) days following such termination to relocate its personal property, equipment, computers and FF&E located within the Premises. Tenant shall be responsible for the payment of Rent for the period of time that its personal property, equipment, computers and FF&E remain located within the Premises. Notwithstanding anything to the contrary contained herein, if the remaining Term of this Lease following the restoration of any Damage shall be less than
(i) one (1) year, or (ii) three (3) times as long as the restoration period, Landlord or Tenant may, at its option, elect to terminate this Lease by delivering written notice of such election to the other party within twenty
(20) business days following the date of the casualty; provided, however, that a termination by Landlord in connection with a casualty near the end of the Term as set forth above shall not be effective in the event that (a) the Damage affects less than 25% of the Building, (b) Tenant then has, or would with the passage of time have, the right to extend the Term of this Lease pursuant to an Option, and (c) Tenant notifies Landlord in writing, within twenty (20) business days following Tenant's receipt of Landlord's termination notice, that Tenant is exercising such Option, in which case Landlord shall be obligated to repair and restore the Building in accordance with the terms of this Section 9.1.

        9.2 Abatement of Rent; Compliance with Laws. During the period that the Premises or any portion thereof is rendered unusable by Damage and/or Restoration, (a) the Rent due hereunder shall be proportionately reduced based upon the extent to which the Damage and/or Restoration prevents Tenant from conducting its business at the Premises in the manner in which such business was conducted prior to the occurrence of such Damage, and (b) notwithstanding anything to the contrary in Section 6.2 hereof, Landlord shall be solely and exclusively responsible for correcting any non-compliance with Legal Requirements resulting from or arising in connection with such Damage and/or Restoration.

                                  ARTICLE X
                                CONDEMNATION

        10.1 Takings. If at any time during the Term, (a) all, or any portion, of the Premises shall be taken or condemned (a "Taking") for a public or quasi-public use or purpose by any competent authority by the exercise of the right of condemnation or eminent domain, and (b) the Taking involves a material part of the Premises such that the remainder of the Premises shall be deemed unsuitable or insufficient for Tenant's use, either party shall have the right at its option to terminate this Lease as of the date possession is taken by the condemning authority, by written notice to the other party within thirty
(30) days after such Taking, and the parties shall be relieved of further obligations under this Lease, provided that the conditions precedent to a party's right to terminate this Lease are satisfied as provided in Section 10.2 below. In the event that this Lease is terminated pursuant to the provisions of this Section 10.1, Tenant shall have up to ninety (90) days following such termination to relocate its personal property, equipment, computers and FF&E located within the Premises. Tenant shall be responsible for the payment of Rent for the period of time that its personal property, equipment, computers and FF&E remain located within the Premises. In the event that this Lease is not so terminat ed, then Landlord agrees to the extent of applicable proceeds to restore the Premises to a complete unit of like quality and character as existed prior to the Taking, as soon as reasonably possible.

         Landlord shall be entitled to and shall receive from the condemning authority the portion of the award with respect to such Taking relating to Landlord's estate in the Premises and Tenant shall be entitled to and shall receive from the condemning authority the portion of the award with respect to such Taking relating to Tenant's estate in the Premises; provided, however, that Tenant's award shall be limited to:

         (a) an amount for the cost of removal or relocation of Tenant's property or business; and

         (b) an amount for damages for cessation or interruption of Tenant's business.

        10.2 PARTIAL TAKING. In the event of a partial Taking of the Premises or the Building, Landlord shall have the right to terminate this Lease only if the part of the Premises or the Building taken is a material part of the Premises or Building and Tenant shall have the election to terminate this Lease only if (a) the part of the Premises taken is a material part of the Premises which renders the remainder of the Premises reasonably unsuitable for the continued conduct of Tenant's business at the Premises or (b) if the loss of use of the part of the Building taken materially impairs Tenant's use of the Premises. A partial Taking of the Premises includes a temporary Taking of six months or more. Notwithstanding anything to the contrary in this Article X, Landlord shall not terminate this Lease as a result of a Taking, unless it also exercises any comparable rights to terminate the leases of all tenants in the Building that are similarly affected by the taking.

        10.3   RENTAL ADJUSTMENT. If this Lease is not terminated pursuant to
Section 10.1 hereof, the Rent payable by Tenant for the balance of the Term shall be equitably and proportionately reduced from the date of such Taking. Except to the extent that Tenant may be prevented from so doing pursuant to the terms of the order of the condemning authority, Tenant otherwise shall perform and observe all of the terms, covenants, conditions and obligations of this Lease on the part of Tenant to be performed and observed.

        10.4 Tenant's Claims. Nothing contained in this Lease shall be construed to preclude Tenant from prosecuting any claim directly against, and/or recovering directly from, the condemning authority in any condemnation proceeding for loss of business, depreciation or damages to and/or cost of removal or the value of, stock and/or trade fixtures, furniture and other personal property belonging to Tenant, and for relocation and moving expenses.


                                 ARTICLE XI
                                    LIENS

         Subject to Tenant's Right to Contest, Tenant shall not suffer or permit any lien or encumbrance of any kind or nature whatsoever, including, without limitation, any mechanics' and materialmen's liens or charges by reason of any work, labor, services or materials supplied to Tenant or anyone holding an interest in the Premises through Tenant, to be filed against the Project, the Premises or Landlord's leasehold interest therein. If any such liens shall be filed against the Premises in violation of this Article XI, Tenant shall, within a reasonable period of time, but in no event more than ninety (90) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.

                                 ARTICLE XII
                              RIGHT TO CONTEST

        Tenant, at its sole expense, may contest ("Right to Contest"), by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Legal Require ment or liens, provided that: (a) the commencement of such proceedings shall suspend the collection of any such con tested amounts from Landlord and from the Premises; (b) neither the Premises nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, foreclosed, forfeited, attached or lost; (c) in the case of a Legal Requirement, Landlord would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; and (d) if such contest be finally resolved against Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, and/or comply with any applicable Legal Requirement, as applicable. Landlord, at Tenant's expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest.


                   ARTICLE XIII ASSIGNMENT AND SUBLETTING

        13.1 Transfer. Except as otherwise expressly provided herein, Tenant shall not assign, convey, sublease, or otherwise transfer ("Transfer") this Lease or any interest therein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. It shall not be deemed unreasonable for Landlord to take into account the net worth of the proposed transferee vis-a-vis the net worth of Tenant in Landlord's consideration of such consent. It is understood and agreed that in the event that Landlord fails to consent to or disapprove any Transfer in writing within thirty (30) days of Tenant's written request for Landlord's consent to such Transfer, then Landlord shall be deemed to have consented to such Transfer.

        13.2 Permitted Transfers. Notwithstanding anything to the contrary contained herein, Landlord's consent shall not be required for any of the following Transfers provided that such transferee's or assignee's net worth and financial capability is equal to or exceeds that of Tenant:

        (a) any Transfer to any person or entity controlling, controlled by, or under common control with, Tenant;

        (b) any Transfer as a result of a merger, consolidation or reorganization of Tenant; or

        (c) any Transfer to any person or entity acquiring all or substantially all of the business, assets or voting stock of Tenant.

        13.3 ASSUMPTION BY TRANSFEREE. Upon each Transfer, each and every transferee, whether as transferee or as successor-in-interest of any transferee, shall be liable for the payment of Rent and for the performance of all of the covenants, agreements, terms and provisions of this Lease on Tenant's part to be performed during the Term. Tenant shall deliver or cause to be delivered to Landlord a duplicate original copy of the instrument of Transfer, if applicable, which instrument shall contain an assumption by the transferee of the obligations of Tenant hereunder. Provided that such transferee or assignee assumes all of Tenant's obligations under this Lease, any consent by Landlord to any Transfer of this Lease, and any other permitted Transfer, shall constitute a release of Tenant from liability for the full performance by it of the provisions of this Lease and all of Tenant's obligations hereunder shall cease and terminate upon such Transfer.


                                 ARTICLE XIV
                                   DEFAULT

        14.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an event of default by Tenant (each, an "Event of Default") under this Lease:

         (a) The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) business days after writ ten notice thereof from Landlord;

         (b) The failure by Tenant to observe or perform any of the other covenants or provisions of this Lease where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord (unless such failure cannot reasonably be cured within said thirty (30) day period and Tenant shall have commenced to cure said failure within said thirty (30) day period and continues to prosecute such cure with due diligence);

         (c) If any execution or attachment shall be levied against all or substantially all of Tenant's assets, and such execution or attachment shall not be stayed, set aside, bonded or discharged within ninety (90) days after the same shall have been levied;

         (d) If an order, judgment or decree shall be entered by any court of competent jurisdiction approving a petition seeking a reorganization of Tenant or the appoint ment of a receiver of all or substantially all of Tenant's assets, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) days after the same shall have been entered; or

         (e) If an involuntary case is commenced against Tenant by the filing of a petition under any chapter of the Federal bankruptcy code or under any law other state or Federal governing bankruptcy or insolvency and an order for relief is entered therein or the petition is not dismissed within ninety
(90) days after the filing of such petition.

        14.2 LANDLORD'S REMEDIES. Upon the occurrence of an Event of Default, Landlord, in addition to any other rights it may have at law or in equity, shall have the following rights:

        (a) to serve a written notice upon Tenant that Landlord elects to terminate this Lease upon a specified date not less than thirty (30) days from the date after the serving of such notice and, unless such Event of Default shall be remedied prior to the termination date set forth in such notice, this Lease shall terminate on the date specified in such notice and Tenant shall surrender possession of the Premises to Landlord. In the event that Landlord terminates this Lease pursuant to this Section 14.2(a), Landlord shall be entitled to recover from Tenant damages incurred by Landlord by reason of Tenant's default, including, but not limited to:

                  (i) the worth, at the time of award, of the unpaid Rent that has been earned at the time of the termination of this Lease;

                  (ii) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of Rent that Tenant proves could be reasonably avoided;

                  (iii) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the stated term hereof after the time of award exceeds the amount of the loss of Rent that Tenant proves could be reasonably avoided; and

                  (iv) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant's default, including, but not limited to, the cost of recovering the Premises, preparing and altering the Premises for reletting and all other reasonable costs and expenses of reletting; or

         (b) to maintain Tenant's right to possession in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of Land lord's rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder.



         "The worth, at the time of award," as used in Sections 14.2(a)(i) and
(ii) hereof, is to be computed by allowing interest at the rate of ten percent (10%) per annum. "The worth, at the time of award," as used in Section 14.2(a)(iii) hereof, is to be computed by discount ing the applicable amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). Nothing contained in this Section 14.2 shall limit Landlord's right to exercise any remedy available to Landlord at law or in equity in an Event of Default by Tenant under this Lease.

        14.3 LANDLORD'S DEFAULT. Landlord shall not be in default in the performance of any obligation required to be performed under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the date on which Landlord receives notice from Tenant specifying in detail Landlord's failure to perform; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be deemed in default if it shall commence such performance within thirty (30) days and thereafter dili gently pursue the same to completion. If Landlord does not cure the default, Tenant may exercise all rights and remedies available to Tenant at law or in equity.

                                 ARTICLE XV
                                 INSPECTION

         Landlord and its representatives shall have the right to enter into and upon the Premises or any part thereof at reasonable hours, after seven
(7) business days' prior written notice to Tenant (provided that Landlord is accompanied at all times by Tenant or Tenant's agent or representative), for the purpose of (a) inspecting the Premises to confirm that Tenant is in compliance with its obligations under this Lease, (b) showing the Premises to prospective purchasers of the Project, and (c) at any time within one (1) month prior to the Expiration Date, for the purpose of showing the Premises to prospective tenants; provided, however, that if Tenant does not have any further Options, then Landlord may show the Premises to prospective tenants at any time within two (2) months prior to the Expiration Date.


                                 ARTICLE XVI
                        SUBORDINATION; NONDISTURBANCE

        16.1 SUBORDINATION. This Lease, at Landlord's option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security (collective ly, "Security Devices") now or hereafter placed by Landlord upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant's right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay Rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease, or the date of recording thereof.

        16.2 NONDISTURBANCE. Notwithstanding anything to the contrary contained herein, with respect to Security Devices entered into by Landlord after the execution of this Lease, Tenant's subordination of this Lease shall be subject to and conditioned upon Tenant's receipt of written assurances from the lenders under such Security Devices, in form and substance reasonably satisfactory to Tenant, that Tenant's possession and this Lease will not be disturbed so long as Tenant is not in breach hereof and attorns to the record owner of the Premises.

                                ARTICLE XVII
                                  HOLDOVER

         If Tenant remains in possession of the Premises or any part thereof after the expiration of the Term of this Lease (as it may be extended), such occupancy shall be a tenancy from month to month upon the same terms and provisions as this Lease; provided, however, that Basic Rent shall be an amount equal to 125% of the Basic Rent which was due immediately prior to the expiration of the Term of this Lease.


                                ARTICLE XVIII
                            ESTOPPEL CERTIFICATES

         Tenant agrees, at any time and from time to time upon not less than twenty (20) days' prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), the dates to which Rent has been paid, and stating whether Landlord is in default in performing any term, covenant, agreement, condition or limitation contained in this Lease, it being intended that any such statement delivered pursuant to this Article XVIII may be relied upon by Land lord, any prospective purchaser of fee title in and to the Premises, or any mortgagee or prospective mortgagee, but reliance on such statement may not extend to any default as to which Tenant shall have no actual knowledge.


                                 ARTICLE XIX
                        NOTICE OF CHANGE IN OWNERSHIP

        Landlord agrees to deliver to Tenant written notice of any change in the ownership of the Building, on or before the thirtieth (30th) day prior to such change in ownership.

                                 ARTICLE XX
                          MISCELLANEOUS PROVISIONS

1Notice. All notices and other communications under this Lease must be in writing and shall be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

If to Landlord:   F.I.G. Holding Company
                  4680 Wilshire Boulevard
                  Los Angeles, California 90010
                  Attention:
                            Jason L. Katz, Senior Vice President and General Counsel, Laszlo Heredy, Vice President, Investments, and Patrick Miller, Real Estate Investment Manager
                 Telephone: (213) 932-3200
                 Telecopy: (213) 964-8093

With a Copy To:  F.I.G. Holding Company
                 4700 Wilshire Boulevard
                 Los Angeles, California 90010
                 Attention: Carmen Tosto, Vice President of Data Center
                            Operations
                 Telephone: (213) 930-4010
                 Telecopy: (213) 964-8746

If to Tenant:    The Ohio State Life Insurance Company
                 c/o Great Southern Life Insurance Company
                 300 West 11th Street
                 Kansas City, Missouri 64105
                 Attention: Gary L. Muller, President
                 Telephone: (816) 391-2000
                 Telecopy: (816) 391-2018



         All notices and other communications required or permitted under this Lease that are addressed as provided in this Article XX shall, if delivered personally, be deemed given upon delivery, shall, if delivered by telecopy, be deemed delivered when confirmed and shall, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

        20.2 ENTIRE AGREEMENT. This Lease supersedes all prior discus sions and agreements between the parties with respect to the subject matter hereof, and this Lease (including the exhibits attached hereto) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        20.3 CUMULATIVE REMEDIES. The specified remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant, as the case may be, may be lawfully entitled in case of any breach, or threatened breach by Landlord or Tenant of any provisions of this Lease.

        20.4 NO WAIVER. Except as otherwise expressly provided here in, the failure of Landlord or Tenant to insist in any one or more cases upon the strict performance of any of the covenants of this Lease shall not be construed as a waiver or relinquishment for the future of such covenant. A receipt by Landlord of Rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach. No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless ex pressed in writing and signed by Landlord or Tenant, as the case may be.

        20.5 AMENDMENTS. This Lease shall not be amended or modified except by an agreement in writing executed by both Landlord and Tenant.

        20.6 QUIET ENJOYMENT. Landlord covenants, agrees and warrants that Tenant, upon paying the Rent and all other charges herein provided for and upon observing and keeping all of the covenants, agreements and provisions of this Lease on its part to be observed and kept, shall peaceably and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation by or from anyone claiming by, through or under Landlord.

        20.7 No Third Party Beneficiary. The terms and provisions of this Lease are intended solely for the benefit of the parties hereto and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

        20.8 SUCCESSORS AND ASSIGNS. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant, their respective heirs, executors, administrators, successors and assigns.

        20.9 GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the State of Ohio.

        20.10 CAPTIONS. The captions of this Lease are for convenience and reference only and in no way define or limit the scope or intent of this Lease, nor in any way affect this Lease.

        20.11 Gender; Number. Words of any gender in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural when the sense so requires. The word "person" shall mean a corporation, partnership, trust or other entity, as the case may be.

        20.12 NO BROKERS. Tenant and Landlord each represent to the other that they have not dealt with any broker in regard to the execution of this Lease and agree to defend, indemnify and hold each other harmless for any claims which arise as a result of the breach of the foregoing represen tation.

        20.13 COUNTERPARTS. This Lease may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        20.14 NO RECORDING. Neither party may record this Lease or any short form of this Lease without the prior written consent of the other party (which consent may be withheld in such party's sole and absolute discretion).

        20.15 SEVERABILITY. If any term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

        20.16 ATTORNEYS' FEES. In the event of any litigation between Landlord and Tenant alleging a breach of this Lease by the other party, the losing party shall pay to the prevailing party its costs of litigation including reasonable attor neys' fees, charges and disbursements.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

                                      LANDLORD:

                                      F.I.G. HOLDING COMPANY,
                                      a California corporation



                                      By:  ________________________________
                                           Name:
                                           Its:



                                      By:  ________________________________
                                           Name:
                                           Its:



                                      TENANT:

                                      THE OHIO STATE LIFE INSURANCE
                                      COMPANY, an Ohio corporation



                                      By:  ________________________________
                                           Name:
                                           Its:

                                                                    EXHIBIT A

                      THE LEGAL DESCRIPTION OF THE LAND

                                                                    EXHIBIT B

                THE PREMISES ON THE BASEMENT OF THE BUILDING

                                                                     EXHIBIT C

               THE PREMISES ON THE FIRST FLOOR OF THE BUILDING

                                                                     EXHIBIT D

               THE PREMISES ON THE THIRD FLOOR OF THE BUILDING

                                                                     EXHIBIT E

               THE PREMISES ON THE FIFTH FLOOR OF THE BUILDING

                                                                     EXHIBIT F

                  THE EQUIPMENT ON THE ROOF OF THE BUILDING

                                                                     EXHIBIT G

               THE EQUIPMENT ON THE TOP FLOOR OF THE BUILDING

                                                                     EXHIBIT H

                THE EQUIPMENT ON THE BASEMENT OF THE BUILDING

                                                                     EXHIBIT I

                                   SIGNAGE

                                                                    EXHIBIT J

                             JANITORIAL SERVICES

                                                                   EXHIBIT D



                        TRANSITION SERVICES AGREEMENT


                        Dated as of _______ ___, 1997


                                   Between



                             FARMERS GROUP, INC.


                                     and


                        _____________________________

                              TABLE OF CONTENTS


                                                                    Page

                                  ARTICLE I
                           ADMINISTRATIVE SERVICES

            1.1 Transition Period Services............................ 1
            1.2 Post-Transition Period................................ 2
            1.3 Settlements........................................... 2


                                 ARTICLE II
                            PERFORMANCE STANDARDS

            2.1 Performance and Quality............................... 2
            2.2 Reliance on Company Employees......................... 2
            2.3 Modification of Service Level ........................ 3

                                 ARTICLE III
                            TRANSITION ASSISTANCE

            3.1 Transfer of Administration............................ 3
            3.2 Systems Transfer...................................... 3


                                 ARTICLE IV
                        COST OF SERVICES AND EXPENSES

            4.1 Service Fees.......................................... 4
            4.3 Taxes................................................. 4


                                  ARTICLE V
                         RELATIONSHIP OF THE PARTIES

            5.1 Relationship of the Parties........................... 4
            5.2 Non-Solicitation of Employees ........................ 4


                                D-i




                                 ARTICLE VI
                      RECORD RETENTION AND MAINTENANCE

            6.1 Record Retention and Maintenance...................... 5


                                 ARTICLE VII
                    ACCESS TO PREMISES, BOOKS AND RECORDS

            7.1 Access to Premises, Books and Records................. 5


                             ARTICLE VIII
                           BANKING ARRANGEMENTS

            8.1 Deposit and Disbursement Accounts..................... 5
            8.2 Deposits and Disbursements............................ 5
            8.3 Approved Disbursements................................ 5
            8.4 Insufficient Funds.................................... 6
            8.5 Account Ownership and Earnings........................ 6


                              ARTICLE IX
                             INDEMNIFICATION

            9.1 Indemnification by the Company........................ 6
            9.2 Indemnification by the Servicer....................... 6
            9.3 Survival of Indemnification Provisions................ 7


                              ARTICLE X
                             MISCELLANEOUS

            10.1 Confidentiality...................................... 7
            10.2 Notices.............................................. 7
            10.3 Entire Agreement..................................... 9
            10.4 Waiver............................................... 9
            10.5 Amendment............................................ 9
            10.6 Counterparts......................................... 9
            10.7 Third Party Beneficiary.............................. 9
            10.8 Governing Law........................................ 9

                               D-ii




            10.9 Binding Effect....................................... 9
            10.10 Assignment Limited.................................. 9
            10.11 Headings, Gender, etc............................... 9
            10.12 Severability....................................... 10


                              SCHEDULES

            Schedule A -- SERVICES

            Schedule B -- COMPUTER SYSTEMS AND SOFTWARE

            Schedule C -- FEE SCHEDULE

            Schedule D -- AUTHORIZED EMPLOYEES

                        TRANSITION SERVICES AGREEMENT


         THIS TRANSITION SERVICES AGREEMENT (this "Agree ment"), is made and entered into as of _______ __, 1996, by and between ________________________, a _________ corpora tion (the "Company"), and Farmers
Group, Inc., a Nevada corporation (the "Servicer"). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).


                                  RECITALS

         WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of January 21, 1997 (the "Purchase Agreement"), by and between Farmers Group, Inc., a Nevada corporation (the "Seller"), and Great Southern Life Insurance Company (the "Purchaser"), the Purchaser will acquire all of the outstanding capital stock of the Company (the "Acquisition");

         WHEREAS, in connection with the Acquisition, the Purchaser has requested that the Servicer provide the Company with certain services during a transitional period following the Acquisition relating to the policies issued by the Company prior to the Closing Date along with any new policies under contract forms for such policies adopted prior to the Closing Date issued by the Company after the execution of this Agreement (collectively, the "Insurance Policies"); and

         WHEREAS, the Servicer and the Company wish to set forth in this Agreement their respective obligations in connection with the administration, data processing, servicing, claims payment, policy management and support of the Insurance Policies.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                           ADMINISTRATIVE SERVICES

        1.1 TRANSITION PERIOD SERVICES. Subject to obtaining the consents, licenses and approvals referred to in Section 3.2, on the terms and conditions set forth herein, during the Transition Period (as defined below), the Servicer shall, either directly or by agreement with certain of its Affiliates, provide to the Company the services summarized in Schedule A, and such modified or additional services as may be agreed upon by the Company and the Servicer from time to time and set forth in a written amendment to this Agreement (collectively, the "Services"). The "Transition Period" shall begin on the Closing Date and end on the earliest of (i) the last day of the ninth month after the Closing Date, (ii) the last day of the month ending at least 30 days after the date on which the Company provides written notice to the Servicer notifying the Servicer of the Company's termination of this Agreement, or (iii) a date specified by mutual written consent of the parties hereto. Upon at least fourteen (14) days notice to the Servicer, the Company may direct the Servicer to cease performing a specified function or functions or the Services performed by identified person nel.

         1.2   POST-TRANSITION PERIOD. After the Transition Period, the
Servicer shall forward to the Company, at the address specified in Section 10.2, any premiums, correspon dence, claims, inquiries or other matters received by it after the Transition Period which relate to the Insurance Policies, and shall refer all telephone calls regarding the Insurance Policies to the Company at the telephone number set forth in Section 10.2.

         1.3 SETTLEMENTS. The Servicer shall not, without the Company's prior written consent, enter into any settlement with respect to, or compromise, on behalf of the Company, any claim or demand against, or any cost, liabil ity or expense of, the Company arising out of or relating to any of the Insurance Policies (other than on terms expressly provided for in any such Insurance Policies), all such settlements being reserved to the Company's exclusive jurisdiction.

                                 ARTICLE II
                            PERFORMANCE STANDARDS

         2.1   PERFORMANCE AND QUALITY. The Servicer shall perform the
Services in conformity with practices and procedures used by the Servicer, and of the same quality as provided by the Servicer and its Affiliates, 30 days prior to the date hereof. The Servicer shall, to the extent feasible, modify such practices and procedures to the extent necessary (a) to comply with any consents, licenses or
approvals obtained pursuant to Section 3.2, (b) to avoid a breach       or
violation of any proprietary licensing, confidentiality or similar agreement to which the Systems (as defined below) are subject, and (c) to comply with changes in such laws and regulations as are applicable to the Services which become effective during the Transition Period, in each case, at the Company's cost. In providing the Services, the Servicer may, but shall not be obligated to, conclusively rely on advice of counsel provided by the Company.


        2.2 RELIANCE ON COMPANY EMPLOYEES. The Company agrees that, to the extent the Servicer's performance of the Services is dependent on the performance of functions or services or the provision of accurate information by the Company, the Servicer shall have no obligation to perform such Services and shall not have any liability to the Company with respect thereto, including, without limita tion, any liability under Section 9.2 hereof, unless and until the Company performs such functions or services or provides such information.

        2.3 MODIFICATION OF SERVICE LEVEL. The Servicer shall increase or decrease the output of Services or resources dedicated to providing the Services above or below that specified in Section 2.1 above, upon mutual consent of the Servicer and the Company at modified fees mutually agreed upon. Further, the Company understands and agrees that the Servicer may provide similar services to its Affiliates pursuant to a disaster recovery plan and that, in the event of a disaster, services provided under this Agreement may be curtailed or suspended for up to thirty (30) days, in accordance with policies of the Servicer in effect prior to the Acquisition.


                                 ARTICLE III
                            TRANSITION ASSISTANCE

        3.1 TRANSFER OF ADMINISTRATION. During the Transition Period, the Servicer shall cooperate with the Company and use commercially reasonable efforts (as defined in the Purchase Agreement) to effect an orderly transfer of administration as rapidly and smoothly as possible at the business locations specified by the Company. The Company shall reimburse the Servicer for all travel costs associ ated therewith which have been approved in writing in advance by the Company.

        3.2 SYSTEMS TRANSFER. The Company and the Servicer acknowledge that the Services may require the Servicer to use computer systems and software that are subject to proprietary licensing and confidentiality agreements. A list of such computer systems and software is set forth on Schedule B (the "Systems"). Each of the Servicer and the Company agrees to use commercially reasonable efforts to obtain all consents, licenses and approvals with respect to its Systems that are necessary or desirable for the Servicer to perform the Services or other obligations hereunder; provided that the Company shall pay any expense, including the Servicer's internal expenses, involved in obtaining or attempting to obtain any such consents and licenses. The Company shall also pay any expense, Taxes, fines, penalties or damages incurred by the Servicer as a result of any inadvertent failure by the Company to obtain necessary consents or licenses. In connection with the Services and the transfer or conversion of the Insurance Policies data from any such Systems, the Company agrees to enter into nondisclosure agreements with the Servicer's licensors listed on Schedule B, if any, that are necessary to transfer data to the Company during or at the end of the Transition Period. The Servicer makes no representation as to the accuracy or adequacy of its Systems.


                                 ARTICLE IV
                        COST OF SERVICES AND EXPENSES

       4.1 SERVICE FEES. Upon receipt of an invoice from the Servicer with respect to the Services, the Company shall, within 5 Business Days, pay to the Servicer the fees set forth on Schedule C (the "Service Fees") for the Services specified in such invoice as having been provided under this Agreement. The Servicer shall not invoice the Company more frequently than once a month. At the Com pany's request, the Servicer shall provide the Company with appropriate documentation evidencing the provision of such invoiced Services.

        4.2 TAXES. Except as otherwise provided in the Purchase Agreement, the Company shall be liable for (i) any Taxes attributable or related to the Insurance Policies or the operations of the Company in respect of the Transition Period and (ii) any Taxes imposed upon the Servicer in the course of rendering the Services (other than Taxes imposed on the basis of net income in respect of the Service Fees received by the Servicer). The Company shall promptly reimburse the Servicer for any such Taxes paid directly by the Servicer.


                                  ARTICLE V
                         RELATIONSHIP OF THE PARTIES

        5.1  RELATIONSHIP OF THE PARTIES. Nothing con tained in this
Agreement shall be construed to create any relationship of partnership or joint venture between the Servicer and the Company, and neither the Company nor the Servicer shall represent to any third party that any relationship other than as described in this Agreement exists. The parties agree that in acting pursuant to this Agreement, the Servicer is acting as the agent of the Company.


        5.2 NON-SOLICITATION OF EMPLOYEES. The Company shall not, and shall cause its Affiliates not to, directly or indirectly, solicit any Person who is an employee of the Servicer or any of its Affiliates to become an employee of the Company or any of its Affiliates without the prior written consent of the Servicer.


                                 ARTICLE VI
                      RECORD RETENTION AND MAINTENANCE

        6.1 RECORD RETENTION AND MAINTENANCE. During the Transition Period, the Servicer shall hold, maintain and safeguard the books, records and other data and support materials of the Company, including, without limitation, files, input materials, reports and forms, that are received, computed, developed or used pursuant to this Agreement, with the same standard of care that the Servicer holds, maintains and safeguards its own books, records, data and support materials.

                                 ARTICLE VII
                    ACCESS TO PREMISES, BOOKS AND RECORDS


        7.1 ACCESS TO PREMISES, BOOKS AND RECORDS. At any time during regular business hours, upon reasonable notice, the Servicer shall provide the Company and its representa tives and Affiliates with access to the books and records of the Company in the possession of the Servicer that are used in connection with the Services; provided that such access does not unreasonably disrupt the Servicer's operations.


                                ARTICLE VIII
                            BANKING ARRANGEMENTS

        8.1 DEPOSIT AND DISBURSEMENT ACCOUNTS. During the Transition Period, the Servicer shall utilize the deposit and disbursement accounts of the Company in accordance with the written instructions of the Company.

        8.2 DEPOSITS AND DISBURSEMENTS. All funds col lected by the Servicer on behalf of the Company in connec tion with the Insurance Policies during the Transition Period shall be promptly deposited in the appropriate accounts as the Servicer receives said funds.

        8.3  APPROVED DISBURSEMENTS. DURING the Transition Period, the
Company shall authorize the employees of the Servicer set forth on Schedule D and, from time to time, in the Company's sole discretion, additional designated employees of the Servicer, to make the following disburse ments relating to the Insurance Policies from the Company's accounts in a timely manner pursuant to the terms and conditions of this Agreement: all benefits, claims, loans, cash surrenders, premium refunds and any other contractual benefits, claims or obligations and insurance agent compensation required to be paid by the Company pursuant to the Insurance Policies and amounts approved by the Company as payable for reinsurance, and such other expenses as may be mutually agreed by the parties (collectively, the "Approved Disbursements").

        8.4  INSUFFICIENT FUNDS. In the event that, at any time, the    amounts
in the applicable Company accounts are insufficient to cover the Approved Disbursements, the Company shall, promptly upon receipt of written notice from the Servicer, by means of a wire transfer of immediately available funds, pay into the appropriate disbursement accounts such amounts as may be necessary to eliminate such insufficiency.

        8.5 ACCOUNT OWNERSHIP AND EARNINGS. The Company and the Servicer acknowledge and agree that the balances in all of the Company's accounts and the income derived therefrom, shall be owned solely by the Company, and the Company and the Servicer agree that interest earned on funds in such accounts shall be credited to such accounts.


                                 ARTICLE IX
                               INDEMNIFICATION

        9.1 Indemnification by the Company. The Company shall indemnify and hold the Servicer, its Affiliates and their officers, directors, employees, agents and subagents, harmless against any Damages (which, for purposes of this Section 9.1, shall include any Taxes for which the Company is responsible pursuant to Section 4.2 hereof) resulting from: (i) any action taken by the Servicer, its Affiliates, or any of their officers, directors, employees, agents or sub-agents in good faith and in compliance with the terms of this Agreement; (ii) the negligence, miscon duct or bad faith of the Company, its Affiliates and their officers, directors, employees, agents and sub-agents; and (iii) any act done or suffered by the Servicer in connec tion with its performance under this Agreement in reliance upon any instruction, order or other instrument given or executed by the Company.

        9.2 INDEMNIFICATION BY THE SERVICER. The Servicer shall indemnify and hold the Company, its Affiliates and their officers, directors, employees, agents and sub-agents harmless against any Damages resulting from the Servicer's wilful refusal or wilful failure to comply with the terms of this Agreement, or which arise out of the Servicer's gross negligence or wilful misconduct, provided, however, that the Servicer shall be without liability to the Company if such act, error, omission or conduct was in accordance, in whole or part, with express instructions from the Company received by the Servicer or as provided in Section 2.3 hereof. In no event shall the Servicer have any liability to the Company or its Affiliates under this Agreement, including this
Section 9.2, for any Damages resulting from the inaccuracy or inadequacy of the Servicer's Systems. The Servicer's obligations under this Article shall not, in the aggregate, exceed the total fees paid to the Servicer under this Agreement.

        9.3  SURVIVAL OF INDEMNIFICATION PROVISIONS. The obligations under
Section 9.1 and Section 9.2 of this Agreement shall survive for a period of twelve (12) months from the date of termination or expiration of the Transi tion Period; provided, however, that any obligation of the Company to provide indemnification under this Agreement for Taxes shall continue until the expiration of all applicable statutory periods of limitations.


                                  ARTICLE X
                                MISCELLANEOUS

        10.1 CONFIDENTIALITY. Each of the Servicer and the Company shall hold, and shall cause its Affiliates and their respective employees, consultants and other agents and representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or other requirements of law, all documents and confiden tial or proprietary information concerning the other party furnished to it by the other party or such other party's employees, consultants, agents or representatives in connection with this Agreement or the transactions contem plated hereby, except to the extent that such documents or information are (a) previously lawfully known by the party receiving such documents or information, or (b) in the public domain through no fault of such receiving party or any of its Affiliates or representatives, or (c) acquired by or obtained from a source not bound by, or in breach of, the terms of this Agreement or any confidentiality agree ment. Each party hereto shall not disclose or otherwise provide any such documents or confidential or proprietary information to any other Person, except to its auditors, actuaries, attorneys, financial advisors and other consul tants and advisors who need such documents or information in connection with this Agreement or the Purchase Agreement or the transactions contemplated hereby or thereby, and the parties hereto agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

         2 Notices. All notices and other communications under this Agreement must be in writing and shall be deemed to have been duly given if delivered, telecopied or mailed by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

     If to the Company to:


             ______________________________
             ______________________________
             ______________________________
             Attn:
             Telephone: (614)
             Telecopier: (614)



     With a copy to:


             ______________________________
             ______________________________
             ______________________________
             Attn:
             Telephone: (614)
             Telecopier: (614)

     If to the Servicer to:

             Farmers Group, Inc.
             4680 Wilshire Boulevard
             Los Angeles, California 90010
             Attn: Anthony Gasich, Vice President Life Insurance Operations and
                   Jason L. Katz, Senior Vice President and General Counsel

             Telephone: (213) 932-3200
             Telecopier: (213) 964-8093


     With a copy to:

             Skadden, Arps, Slate, Meagher & Flom
             300 South Grand Avenue, Suite 3400
             Los Angeles, California 90071
             Attn: Joseph J. Giunta
             Telephone: (213) 687-5000
             Telecopier: (213) 686-5600

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 10.2 shall, if delivered personally, be deemed given upon delivery, shall, if delivered by telecopy, be deemed delivered when confirmed and shall, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purposes of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

        10.3 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement (including the Schedules hereto) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        10.4 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by a duly authorized officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative.

        10.5 AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by or on behalf of each of the parties hereto.

        10.6 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        10.7 THIRD PARTY BENEFICIARY. The terms and provi sions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except as expressly provided herein.

         10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed within the State of California, without regard to principles of conflicts of laws.

        10.9 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors and assignees.

        10.10 ASSIGNMENT LIMITED. This Agreement and the rights and duties hereunder shall not be assignable by either party hereto except upon prior written consent of the other party and any attempted assignment without such consent shall be void.

        10.11 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof", "herein", "hereby", "hereto", and derivative or similar words refer to this entire Agreement, (d) the term "Arti cle" or "Section" refers to the specified Article or Section of this Agreement, (e) the term "Schedule" refers to the specified Schedule attached to this Agreement, and (f) all references to "dollars" or "$" refer to currency of the United States of America.

         10.12 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or the Servicer under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforce able provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provisions as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the duly authorized officers of each of the Company and the Servicer, effective as of the date first written above.



                                 ________________________________


                                 By: ____________________________
                                     Name:_______________________
                                     Title:______________________


                                 FARMERS GROUP, INC.


                                 By: ____________________________
                                     Name:_______________________
                                     Title:______________________

                                 SCHEDULE A

                                  SERVICES

        During the Transition Period, the Servicer shall perform the following services performed by it for the Company as of a date 30 days prior to the Closing Date and relating to the Insurance Policies:

        1. Maintenance of agent and policyholder electronic data processing records consistent with prior practices of the Servicer to support the administration of the Insurance Policies, subject to obtaining necessary consents and licenses from the Company's and the Servicer's licensors identified on Schedule 3.2.

        2. Maintenance of proper accounting systems and banking and reinsurance activities consistent with prior practices of the Servicer to support the policies being administered. During the Transition Period, the Servicer shall not be responsible for any cash management, invest ment management, trading and related accounting for the Company.

        3. Provision of data for use in preparing statutory financial reporting information for the Company, on a basis consistent with prior practices of the Servicer with respect to the Company, no later than the 25th day following the end of each calendar quarter.

        4. Consistent with prior practices of the Servicer with respect to the Company, the Servicer shall use commercially reasonable efforts to provide the Company with (a) data to be used in preparing GAAP financial reporting information for each calendar quarter, not later than the 15th calendar day following the end of such calendar quarter, and (b) data to be used in determining the Company's estimated earnings for each calendar month, not later than the 10th calendar day following the end of such month.

                                 SCHEDULE B

                        COMPUTER SYSTEMS AND SOFTWARE



[To Come]

                                 SCHEDULE C

                                FEE SCHEDULE

        A base fee of $100,000 per month, subject to adjust ment, on the anniversary of the Closing Date, in proportion to any increase in the consumer price index from the Closing Date through such anniversary.

                                 SCHEDULE D

                            AUTHORIZED EMPLOYEES


[To Come]

                                                                     EXHIBIT E

                         OPINION OF SELLER'S COUNSEL


        Jason L. Katz, Senior Vice President and General Counsel of the Seller, or other counsel for the Seller reasonably acceptable to the Purchaser, will deliver an opinion, which shall be subject to customary assumptions, exceptions and conditions, and in reliance on certificates or advice of governmental authorities, representatives of the Companies, the Seller and others, covering the matters set forth below:

        1. Each of the Seller and the Companies (a) is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its properties and conduct its business as conducted at the Closing Date, and (b) is duly qualified or licensed to do business as a foreign corpora tion and, in the case of the Companies, as a foreign life insurance company, and is in good standing under the laws of the jurisdictions in which it conducts business or is required to hold a license to transact insurance as of the Closing Date.

        2. The Seller has the corporate power and corporate authority to execute and deliver the Agreement, the Trademark Agreements, the Intercompany Lease and the Services Agreements (collectively, the "Transaction Documents") and perform its obligations thereunder. The execution and delivery of the Transaction Documents by the Seller, and the consummation by the Seller of the transac tions contemplated thereby, have been duly authorized by all necessary corporate action by the Seller. The Transac tion Documents have been duly executed and delivered by the Seller.

        3. The Transaction Documents constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms (subject to typical bankruptcy exceptions).

        4. Neither the execution and delivery of the Transaction Documents by the Seller, nor the consummation of the transactions contemplated thereby, will violate, conflict with or constitute a breach by the Seller or the Companies of
(a) their respective Articles of Incorporation or Bylaws, (b) material agreements to which any of them is a party (subject to the obtaining of necessary consents, as specified), (c) any law which in the experience of such counsel, is normally applicable to transactions of the type contemplated by the Transaction Documents, (d) any judg ment, decree or award known to such counsel by which the Seller or the

Companies or any of their respective assets, is bound, or (e) result in the imposition of any Lien against any asset of the Companies.

        5. The authorized capital stock of each of the Companies is as set forth in Section 3.4 of the Agreement. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and, to the knowledge of such counsel, beneficially by the Seller.

        6. Upon payment for and delivery of the Shares with all necessary endorsements in accordance with the terms of the Agreement, and assuming the Purchaser is acquiring the Shares in good faith without notice of any adverse claim, the Purchaser will be the owner of the Shares, free and clear of any adverse claim.

        7. No consents, approvals, authorizations, registra tions, declarations or filings with any Governmental Authority (as defined) which, in the experience of such counsel, have jurisdiction over transactions of the type contemplated by the Agreement, are required in connection with the execution, delivery and performance of the Transaction Documents by the Seller, other than such as have been obtained, given or made.

        8. There is no action, suit, investigation or proceeding pending or, to the knowledge of such counsel, threatened against the Seller or either Company or any property or rights of the Seller or either Company by or before any court, arbitrator or administrative or govern mental body that has had or would reasonably be expected to have a material adverse effect on the validity, binding effect or enforceability of the Transaction Documents, or the ability of the Seller or either Company to perform its obligations under the Transaction Documents.

        Such counsel's opinions shall be limited to the laws of the States of California, Ohio and Nevada and the Federal laws of the United States of America to the extent specifically referred to in such opinion.

                                                                    EXHIBIT F

                       OPINION OF PURCHASER'S COUNSEL


        Texas, California and Ohio counsel to the Purchaser reasonably acceptable to the Seller will deliver an opinion, subject to customary assumptions, exceptions and conditions, and in reliance on certificates or advice of governmental authorities, representatives of the Purchaser and others, covering the matters set forth below:

        1. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Purchaser has all requisite corporate power and corporate authority to execute and deliver the Agreement, the Trademark Agree ments, the Intercompany Lease and the Services Agreements (collectively, the "Transaction Documents"), and to perform its obligations thereunder.

        2. The execution and delivery by the Purchaser of the Transaction Documents, and the consummation by the Purchaser of the transactions contemplated by the Transac tion Documents have been duly authorized by all necessary corporate action by the Purchaser. The Transaction Documents have been duly executed and delivered by the Purchaser.

        3. The Transaction Documents constitute the legally valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms (subject to typical bankruptcy-type exceptions).

        4. Neither the execution and delivery by the Purchaser of the Transaction Documents, nor the consumma tion of the transactions contemplated thereby, will violate, conflict with or constitute a breach by the Purchaser of the charter, bylaws or other organizational document of the Purchaser, or any judgment, award or decree by which the Purchaser is bound.

        5. No consents, approvals, authorizations, registra tions, declarations or filings with any Governmental Authority are required by the Purchaser in connection with the due execution, delivery and performance by the Pur chaser of the Agreement, except for such as have been obtained given or made.

        6. There is no action, suit, investigation or proceeding pending or, to the knowledge of such counsel, threatened against the Purchaser or any property or rights of the Purchaser by or before any court, arbitrator or administrative or governmental body that has had or would reasonably be expected to have a material adverse effect on the validity, binding effect or enforceability of the Transaction Documents, or the ability of the Purchaser to perform its obligations under the Transaction Documents.

                                                                      EXHIBIT G

                         DEFINITION OF OSL BUILDING


        The term "OSL Building" shall mean, collec tively, the Land, the Improvements, and the balance of the Real Property (each as hereinafter defined).

        As used herein, the following terms shall have the following meanings:


        1. The term "Land" shall mean that certain real property located in the City of Columbus, County of Franklin, State of Ohio, as more particularly described on Schedule "1" attached thereto.

        2. The term "Improvements" shall mean all buildings, improvements, structures and fixtures now or hereafter located on or in the Land, including, without limitation, those certain buildings and structures com monly known as 2500 Farmer's Drive, Columbus, Ohio.E

        3. The term "Real Property" shall mean, collectively, (i) the Land,
(ii) the Improvements, (iii) all apparatus, equipment and appliances used in connec tion with the operation or occupancy of the Land and the Improvements (such as heating, air conditioning or me chanical systems and facilities used to provide any utility services, refrigeration, ventilation, waste disposal or other services) and now or hereafter located on or in the Land or the Improvements, and (iv) all of the rights, privileges and easements appurtenant to or used in connection with the Land and the Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, air rights, water, water rights, waste water capacity and water stock relating to the Land, all strips and gores, all of Seller's right, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent or connected to the Land.

                                                                  SCHEDULE 1

                          LEGAL DESCRIPTION OF LAND



                                     G-2